SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant Rule 14a-12

NORDSON CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS MARCH 1, 2011
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
PROPOSAL 1: ELECTION OF DIRECTORS WHOSE TERMS EXPIRE IN 2014 NOMINEES AND OTHER DIRECTORS
CORPORATE GOVERNANCE
Corporate Governance Guidelines
Director Independence
Director Qualifications
Code of Business and Ethical Conduct
Communications with the Board of Directors
Board Leadership Structure
Executive Sessions
Oversight of Risk Management
Attendance at the Annual Meeting of Shareholders
Review of Transactions with Related Persons
Self-Assessments
Governance Documents
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
Director Compensation
Director Compensation Table for Fiscal Year 2010
PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF NORDSON COMMON SHARES BY DIRECTORS, EXECUTIVE OFFICERS AND LARGE BENEFICIAL OWNERS
PROPOSAL 3 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4 -- ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
PART I: INTRODUCTION AND EXECUTIVE SUMMARY
Executive Summary
Financial Performance Related to Fiscal Year 2010 Executive Compensation
PART II: COMPENSATION PHILOSOPHY, COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM AND ANALYSIS OF COMPENSATION DECISIONS FOR FISCAL YEAR 2010
Philosophy and Objectives of our Executive Compensation Program
Processes and Procedures for Determining Executive Compensation
Benchmarking
Primary Compensation Allocation
Summary Table -- Components of Our Executive Compensation Program
Components of Executive Compensation -- Base Salary, Short- and Long-Term Incentives, Perquisites, Welfare and Retirement Benefits, and Change-in-Control Benefits
Base Salary
Short-Term Incentive Compensation
Long-Term Incentive Compensation
Executive Perquisites
Welfare and Retirement Benefits
Severance and Change-in-Control Retention Agreements
PART III: COMPENSATION COMMITTEE ACTIONS RELATED TO FISCAL YEAR 2011 EXECUTIVE COMPENSATION
PART IV: POLICIES RELATED TO EXECUTIVE COMPENSATION
Equity Grant Policy
Share Ownership Guidelines
Accounting and Tax Considerations
COMPENSATION COMMITTEE REPORT
RISKS RELATED TO EXECUTIVE COMPENSATION POLICIES AND PRACTICES
SUMMARY COMPENSATION FOR FISCAL YEAR 2010
GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2010
OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END
OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2010
PENSION BENEFITS FOR FISCAL YEAR 2010
NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2010
POTENTIAL PAYMENTS UPON TERMINATION OTHER THAN FOR A CHANGE-IN-CONTROL
APPENDIX A AUDIT COMMITTEE REPORT

NORDSON CORPORATION

Notice of 2011
Annual Meeting
and Proxy Statement

Nordson Corporation
28601 Clemens Road
Westlake, Ohio 44145

January 21, 2011

Dear Shareholder:

It is my pleasure, on behalf of your Board of Directors, to invite you to attend our Annual Meeting of Shareholders, which will be held this year at the Spitzer Conference Center of the Lorain County Community College campus at 1005 North Abbe Road, Elyria, Ohio 44035 at 9:30 a.m. on Tuesday, March 1, 2011.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business that will be discussed and voted upon during the meeting. It is important that you vote your shares whether or not you plan to attend the meeting. To be sure your vote is counted, we urge you to review carefully the Proxy Statement and to vote as soon as possible. You have a choice of voting over the Internet, by telephone or by returning the enclosed proxy/voting instruction card by mail. You may also vote in person at the meeting. Please refer to the instructions in the enclosed materials. If you attend the meeting and wish to vote in person, the ballot you submit at the meeting will supersede your proxy.

We look forward to providing you a report on Fiscal Year 2010 and the first quarter of Fiscal Year 2011 which ends January 31, 2011. On behalf of management and our Board of Directors, I want to thank you for your continued support and confidence in 2011.

Sincerely,

JOSEPH P. KEITHLEY
Chairman of the Board of Directors

NORDSON CORPORATION

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
To Be Held Tuesday, March 1, 2011

The Annual Meeting of Shareholders of Nordson Corporation will be held this year at the Spitzer Conference Center at Lorain County Community College, 1005 North Abbe Road, Elyria, Ohio 44035, on Tuesday, March 1, 2011, at 9:30 a.m. for the following purposes:

1.	To elect three directors to serve until the 2014 Annual Meeting of Shareholders and until their successors shall have been elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the Fiscal Year ending October 31, 2011;

3.	To cast an advisory vote related to the compensation of Nordson Corporation’s executive officers;

4.	To cast an advisory vote on the frequency for holding the advisory vote related to the compensation of Nordson Corporation’s executive officers; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

A Proxy Statement, Proxy/Voting Instruction Card, and Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the Fiscal Year ended October 31, 2010, accompany this Notice. The Board of Directors has determined that our shareholders of record at the close of business on January 3, 2011 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

By Order of the Board of Directors,

ROBERT E. VEILLETTE
Vice President, General Counsel
and Secretary

Westlake, Ohio
January 21, 2011

NORDSON CORPORATION

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
MARCH 1, 2011

The accompanying proxy is solicited on behalf of the Board of Directors (“Board”) of Nordson Corporation for use at the 2011 Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held at the Spitzer Conference Center at Lorain County Community College, 1005 North Abbe Road, Elyria, Ohio 44035, on Tuesday, March 1, 2011, at 9:30 a.m. for the following purposes:

1.	To elect three directors to serve until the 2014 Annual Meeting of Shareholders and until their successors shall have been elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the Fiscal Year ending October 31, 2011;

3.	To cast an advisory vote related to the compensation of Nordson Corporation’s executive officers;

4.	To cast an advisory vote on the frequency for holding the advisory vote related to the compensation of Nordson Corporation’s executive officers; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy Statement and the accompanying proxy/voting instruction card were first mailed to shareholders on or about January 21, 2011. Our 2010 Annual Report to Shareholders is enclosed with this Proxy Statement.

This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Nordson” or the “Company” refers to Nordson Corporation.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to be held on March 1, 2011:

The Proxy Statement, proxy/voting instruction card and the Annual Report to Shareholders which includes our Annual Report on Form 10-K for the Fiscal Year ended October 31, 2010 are available at the “Investors” Quicklink menu item of our website: www.nordson.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

What is a Proxy?

A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy.

On the proxy/voting instruction card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

What is the Record Date for Voting at the Annual Meeting?

The record date for the 2011 Annual Meeting of Shareholders is January 3, 2011.

What Matters will be Voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

Proposal 1: Election of the three directors nominated by our Board of Directors and named in this Proxy Statement to serve for a three year term: Joseph P. Keithley, Mary G. Puma, and William L. Robinson;

Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal Year 2011;

Proposal 3: An advisory vote on executive compensation;

Proposal 4: An advisory vote on the frequency of holding an advisory vote on executive compensation; and

Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

How does the Board of Directors Recommend that I Vote?

The Board recommends that you vote:

Board of Directors
Proposal	Recommendation

Proposal 1— Election of three nominees for director	FOR EACH NOMINEE
Proposal 2 — Ratification of Ernst & Young LLP as the independent auditor for Fiscal Year 2011	FOR
Proposal 3 — Advisory vote on executive compensation	FOR
Proposal 4 — Advisory vote on frequency of advisory vote on executive compensation	FOR A ONE YEAR FREQUENCY

Will any Other Matters be Voted on?

We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee cannot or will not serve as director, then the proxy holders will vote for a person whom they believe will carry out our present policies. We do not expect any nominee to be unwilling to serve.

Who may Vote?

If you were a shareholder of record at the close of business on January 3, 2011, you may vote. At the close of business on the record date, there were 34,117,936 shares of our common stock outstanding and entitled to vote. Each shareholder is entitled to one vote per share.

Voting for directors will be cumulative if any shareholder provides notice in writing to the President, a Vice President or the Secretary of Nordson of a desire to have cumulative voting. The notice must be received at least 48 hours before the time set for the Annual Meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, our shareholders will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected (three) multiplied by the number of shares that each of our shareholders is voting. Our shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly submitted proxy will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named on the proxy/voting instruction card.

What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

•	Shareholder of record. If your shares are registered in your name with our registrar, Computershare Limited, you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the meeting. You may also grant us your proxy to vote your shares by telephone, via the Internet, or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. The card provides voting instructions.

•	Beneficial owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, then that other person is considered the shareholder of record. We sent these proxy materials to that other person, and they have been forwarded to you with a voting instruction card. As the shares’ beneficial owner, you have the right to direct your broker, trustee, or other nominee how to vote, and you are also invited to attend the meeting. Please refer to the information your broker, trustee, or other nominee provided to see what voting options are available to you. If you have not heard from your broker or bank, please contact them as soon as possible.

•	Beneficial owner of shares held in the Nordson Corporation Employees’ Savings Trust (401k) Plans and Nordson Corporation Employee Stock Ownership Plans (ESOP). If you participate in our 401(k) plan and/or our ESOP, you may vote the amount of shares credited to your account as of the record date for the Annual Meeting. You may vote by instructing New York Life Investment Management, the trustee of the 401(k) plan and the ESOP, pursuant to the voting instruction card being delivered with this Proxy Statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if received by February 24, 2011. If you do not send timely instructions, the non-voted whole and fractional shares will be voted by the trustee in the same proportion that it votes the whole and fractional shares for which it did receive timely voting instructions.

How do I Vote and what are the Voting Deadlines?

Shareholders of Record.  If you are a shareholder of record, there are several ways for you to vote your shares:

By Mail.  You may submit your vote by completing, signing and dating each proxy/voting instruction card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy/voting instruction card. Proxy/voting instruction cards submitted by mail must be received no later than 11:59 p.m. Eastern Time, February 28, 2011 to be voted at the Annual Meeting.

By telephone or over the Internet.  You may vote your shares by telephone or via the Internet by following the instructions provided on the proxy/voting instruction card. If you vote by telephone or via the Internet, you do not need to return a proxy/voting instruction card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time, February 28, 2011.

In person at the Annual Meeting.  You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owners.  If you are a beneficial owner of your shares, you should have received voting instructions from the broker, trustee or other nominee holding your shares. You should follow the instructions in the notice or voting instructions provided by your broker, trustee or nominee in order to instruct your broker, trustee or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker, trustee or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

All Owners.  If you receive more than one proxy card and/or voting instruction card, it is important that you vote all shares represented by the multiple cards. Each card represents different shares.

May I Change my Vote?

Yes. You may change your vote or revoke your proxy any time before the Annual Meeting.

Shareholders of Record.  If you are a shareholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	submitting a later-dated vote by telephone or via the Internet since only your latest Internet or telephone proxy received by 11:59 p.m. Eastern Time on February 28, 2011 will be counted;

•	returning a later-dated proxy card;

•	delivering a written revocation to our Corporate Secretary at 28601 Clemens Road, Westlake, Ohio 44145 before the Annual Meeting; or

•	attending the Annual Meeting in person and voting again.

Beneficial Owners.  If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote. For 401(k) plan and the ESOP shares, you may revoke previously given voting instructions on or before February 24, 2011 by filing either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date with the trustee.

What will Happen if I do not Vote my Shares?

Shareholders of Record.  If you are the shareholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners.  If you are the beneficial owner of your shares, your broker, trustee or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the Securities and Exchange Commission, your broker, trustee or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 3, and 4. Therefore, if you do not provide voting instructions to your broker, trustee or other nominee, your broker or other nominee may only vote your shares on Proposal 2 and any other routine matters properly presented for a vote at the Annual Meeting.

What if I do not Specify How my Shares are to be Voted?

If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted as indicated in the following table:

Proposal	Vote to be Cast

Proposal 1— Election of three nominees for director	FOR EACH NOMINEE
Proposal 2 — Ratification of Ernst & Young LLP as the independent registered public accounting firm for Fiscal Year 2011	FOR
Proposal 3 — Advisory vote on executive compensation	FOR
Proposal 4 — Advisory vote on frequency of advisory vote on executive compensation	FOR A ONE YEAR FREQUENCY

What Constitutes a Quorum, and Why is a Quorum Required?

We need a quorum of shareholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the record date (January 3, 2011) are represented at the Annual Meeting either in person or by proxy. Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting. Abstentions and broker non-votes (described below) will also count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What is the Effect of a Broker Non-Vote?

Brokers or other nominees who hold Nordson common shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. Your broker is not permitted to vote on your behalf on the election of directors and other non-routine matters unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you by your broker, trustee or nominee to vote your shares via telephone or the Internet. For your vote to be counted, you need to communicate your voting instructions to your broker, trustee or nominee.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposals 1 and 4) or the approval of Proposal 2 since brokers have discretion to vote uninstructed shares on that proposal. Broker non-votes will affect the outcome of the vote on Proposal 3 and therefore it is important that you provide voting instructions for all shares you own beneficially.

What is the Vote Required for Each Proposal?

Broker Discretionary
Proposal	Vote Required	Voting Permitted

Proposal 1 — Election of three nominees for director	Plurality of Votes Cast	No
Proposal 2 — Ratification of Ernst & Young LLP as our independent registered public accounting firm for Fiscal Year 2011	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes
Proposal 3 — Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No
Proposal 4 — Advisory vote on frequency of advisory vote on executive compensation	Plurality of Votes Cast	No

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. Nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three directors.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2 and 3 the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 4, you may vote FOR a frequency of: One Year, Two Years, or Three Years, or you may ABSTAIN. If you abstain from voting on Proposal 4, the abstention will not have an effect on the outcome of the vote.

Who will Count the Votes?

Broadridge Financial Solutions, Inc. has been engaged as our independent agent to receive and tabulate shareholder votes. Broadridge will separately tabulate FOR, AGAINST and WITHHOLD votes, votes on the frequency of holding an advisory vote on executive compensation, abstentions, and broker non-votes. The Inspectors of Election will certify the election results and perform any other acts required by Ohio Corporation Law.

What Happens if the Annual Meeting is Adjourned or Postponed?

Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who is Paying for the Costs of this Proxy Solicitation?

We will bear the expense of soliciting proxies. Proxies may also be solicited in person, by telephone or electronically by Nordson personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the Annual Report to Shareholders will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

How can I Find the Results of the Annual Meeting?

The final voting results will be tallied by our Inspectors of Elections and published in a Current Report on Form 8-K that we expect to file within four business days of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an additional Form 8-K to disclose the final voting results.

Delivery of Voting Materials to Shareholders Sharing an Address

To reduce the expense of delivering duplicate materials to shareholders sharing the same address, we have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Annual Report to Shareholders and proxy materials until such time as one or more of these shareholders notifies us that they wish to receive individual copies. Shareholders of record in the same household continue to receive separate proxy cards.

We will mail materials that you request at no cost. You may contact us with your request by writing to or calling Corporate Communications, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio, 44145 or 440-414-5606. You can also access the Proxy Statement and Annual Report online at the “Investors” Quicklink menu item of our website: www.nordson.com.

Who can Attend the Annual Meeting?

All shareholders of record as of the close of business on January 3, 2011 may attend the meeting.

How do I Submit Director Nominations or Shareholder Proposals for the 2012 Annual Meeting?

Shareholder Proposals Submitted Under Rule 14a-8

Assuming that our 2012 Annual Meeting is held within thirty days of the anniversary of the 2011 Annual Meeting, any shareholder who wishes to submit a proposal for consideration at next year’s meeting and for inclusion in next year’s proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934 should send the proposal c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145 for receipt on or before September 23, 2011.

Proposals and Director Nominations Submitted Pursuant to our Regulations

Additionally, under our Regulations, a shareholder may submit a proposal for consideration at next year’s Annual Meeting of Shareholders, but not for inclusion in the Proxy Statement, if the shareholder provides written notice no earlier than 90 days and no later than 60 days prior to the 2012 Annual Meeting. Assuming that the 2012 Annual Meeting will be held on February 28, 2012, that means notice of such proposals must be received no earlier than November 30, 2011 and no later than December 30, 2011. The Company will publicly announce the date of the 2012 Annual Meeting in a timely manner. Our Regulations are available at the “Investors” Quicklink menu item of our website: www.nordson.com.

A shareholder may nominate a candidate for election as a director at the 2012 Annual Meeting of the Shareholders provided the shareholder (i) is a shareholder of record at the time the shareholder gives notice of the nomination, (ii) is entitled to vote at the meeting in the election of directors, and (iii) has given timely written notice of the nomination to the Secretary. Similar to the timeliness requirements under our Regulations described above, the notice of the nomination must be received no earlier than 90 days and no later than 60 days prior to the meeting. Assuming the 2012 Annual Meeting is held on February 28, 2012, the deadlines would be no earlier than November 30, 2011 and no later than December 30, 2011. The Governance and Nominating Committee will assess the qualifications of the candidate according to criteria set out in Nordson Corporation’s Governance Guidelines, which are available at the “Investors” Quicklink menu item of our website: www.nordson.com. For a candidate to be considered for election as a director or for business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must comply with all of the requirements of our Regulations, not just the timeliness requirements described above. All proposals for inclusion in the proxy materials, notices of proposals, suggestions for nominees for election to our Board should be sent to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

If the notices delivered pursuant to the Regulations are not timely received, then we will not be required to present such proposals or nominations, as applicable, at the 2012 Annual Meeting. If the Board of Directors

chooses to present any information submitted after the deadlines set forth in the Regulations (other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934) at the 2012 Annual Meeting, then the persons named in proxies solicited by the Board for the 2012 Annual Meeting may exercise discretionary voting power with respect to such information.

YOUR VOTE IS VERY IMPORTANT, SO PLEASE VOTE.

Promptly return your proxy card or choose to vote via telephone or the Internet, which will help to reduce the cost of this solicitation.

This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about January 21, 2011. Nordson’s executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145, telephone number (440) 892-1580.

PROPOSAL 1: ELECTION OF DIRECTORS WHOSE TERMS EXPIRE IN 2014

NOMINEES AND OTHER DIRECTORS

Our Regulations require us to have at least nine directors with not less than three directors in each of three classes. The terms of these classes as of the 2011 Annual Meeting will expire at our Annual Meeting of Shareholders in 2012, 2013, and 2014. Each of the directors serves for a term of three years and until a qualified successor is elected. The Board currently has eleven directors.

The Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders. The Governance and Nominating Committee has recommended to the Board, and the Board has approved, the persons named as nominees for terms expiring in 2014 and, unless otherwise marked, a proxy will be voted for such nominees. Ms. Puma and Messrs. Keithley and Robinson currently serve as directors, were last elected by the shareholders at the 2008 Annual Meeting and have agreed to stand for election to a three-year term.

Each nominee for director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a variety of areas. Set forth below is biographical information of the nominees as well as a description of the experiences, qualifications, skills and attributes that led the Governance and Nominating Committee and the Board to conclude that each nominee should serve as a director of the Company.

It is intended that proxies with respect to the 2011 Annual Meeting which do not withhold the authority to vote for any or all of the nominees will be voted for the election as directors of all of the persons named below. At this time, the Board knows of no reason why any nominee might not be a candidate at the 2011 Meeting.

The name and age of each of the three nominees for election as directors for terms expiring in 2014, as well as present directors whose terms will continue after the meeting, appear below together with his or her principal occupation for at least the past five years, the year each became a director of the Company and certain other information. The information is as of January 18, 2011.

Nominees For Terms Expiring in 2014

		Business Experience and Directorships for Previous	Director
Name	Age	Five Years and Qualifications to Serve	Since

Joseph P. Keithley	62	Business Experience. Mr. Keithley has served as Chairman of the Board of Nordson Corporation since February 2010. He has served as Chairman of the Board of Keithley Instruments, Inc., a provider of measurement solutions to the semiconductor, fiber optics, telecommunications and electronics industries from 1991 to December 2010. He also served as Keithley Instruments, Inc.’s Chief Executive Officer from November 1993 to December 2010 and as President from May 1994 to December 2010.	2001
		Other Directorships in Previous 5 Years. Mr. Keithley previously served as Chairman of the Board of Keithley Instruments and currently serves as a director of Brush Engineered Materials, Inc., an integrated producer of high performance specialty engineered materials used in a variety of electrical, electronic, thermal and structural applications.
		Key Attributes, Experiences and Skills. Mr. Keithley brings an extensive, broad-based international business and executive management and leadership experience from his leadership roles at Keithley Instruments, Inc. to his role as Chairman of our Board of Directors. Among other things, Mr. Keithley draws upon his extensive knowledge in the global semiconductor and electronics industries garnered while leading Keithley Instruments, Inc. Mr. Keithley also has extensive public company board and governance experience.
Mary G. Puma	52	Business Experience. Ms. Puma is presently Chairman of the Board and Chief Executive Officer of Axcelis Technologies, Inc., a provider of equipment and service solutions for the semiconductor manufacturing industry. Previous to her election as President and Chief Executive Officer of Axcelis in January 2002, Ms. Puma served as Axcelis’ President and Chief Operating Officer from May 2000 to January 2002.	2001
		Other Directorships in Previous 5 Years. Ms. Puma is presently Chairman of the Board of Axcelis Technologies, Inc.
		Key Attributes, Experiences and Skills. Ms. Puma contributes extensive general management experience in an international, technology-driven business and a thorough knowledge of corporate governance and strategy development. Ms. Puma brings valuable experience with compensation and succession planning issues to our Compensation and Governance & Nominating Committees, respectively.
William L. Robinson	69	Business Experience. For the last eleven years, Mr. Robinson has been a professor of law at the University of the District of Columbia’s David A. Clarke School of Law, currently in the capacity of Distinguished Professor of Law.	1995

		Business Experience and Directorships for Previous	Director
Name	Age	Five Years and Qualifications to Serve	Since

Key Attributes, Experiences and Skills. Mr. Robinson possesses a life-long commitment to promoting diversity in academia and in the board room and has been at the forefront of the American civil rights movement. Mr. Robinson has broad legal expertise, with a particular emphasis on employment law, and brings these commitments and his expertise to his role as a director. Mr. Robinson has developed significant knowledge of the Company, having served on the Board since 1995. His experience in promoting diversity serves the Company well in Mr. Robinson’s service as a member of the Board’s Compensation and Governance & Nominating Committees.

Present Directors Whose Terms Expire in 2012

		Business Experience and Directorships for Previous	Director
Name	Age	Five Years and Qualifications to Serve	Since

Dr. David W. Ignat	69	Business Experience. Dr. Ignat was the Scientific Editor and General Manager of “Nuclear Fusion,” a research journal published by the International Atomic Energy Agency, from 1996 through 2002. From 2000 through 2001, he was a consultant to the Princeton Plasma Physics Laboratory, Princeton University.	2002
		Key Attributes, Experiences and Skills. Dr. Ignat is the nephew of Eric T. Nord who along with his father, Walter G. Nord and his brother, Evan W. Nord, founded Nordson Corporation. Dr. Ignat brings to the Board an extensive expertise, experience and appreciation for the role technology and innovation has played in Nordson’s growth. In addition, as a family member, Dr. Ignat has a keen and intimate knowledge and appreciation for the Company’s founding principles and brings to the Board knowledge and understanding of the evolution of a family business into a multinational public company. The Board believes that continuing participation by Dr. Ignat on the Board is an important element of the Company’s corporate culture that has been the very foundation of our long-term success.
William P. Madar	71	Business Experience. Mr. Madar served as Chairman of the Board of Nordson from October 1997 through March 2004 and was Vice Chairman and Chief Executive Officer from August 1996 to October 1997. He was President and Chief Executive Officer of Nordson from February 1986 through August 1996.	1985
		Other Directorships in Previous 5 Years. Mr. Madar is presently a director of Brush Engineered Materials, Inc., an integrated producer of high performance specialty engineered materials used in a variety of electrical, electronic, thermal and structural applications. Mr. Madar served previously as a director of The Lubrizol Corporation, a manufacturer of specialty chemicals.

		Business Experience and Directorships for Previous	Director
Name	Age	Five Years and Qualifications to Serve	Since

		Key Attributes, Experiences and Skills. Through his previous roles as Chairman of the Board and President and Chief Executive Officer of Nordson Corporation, Mr. Madar has demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large global organizations. In addition, his public company board experience as a director of Brush Engineered Materials, Inc. and his past service as a director of Lubrizol provides him the perspective of a director of other global manufacturers and enables him to make significant contributions to the Board, particularly in his capacity as the Chair of the Audit Committee and as one of our Audit Committee financial experts.
Michael J. Merriman, Jr.	54	Business Experience. Mr. Merriman has been an Operating Advisor of Resilience Capital Partners LLC since June 2008. Resilience is a private equity firm focused on principal investing in lower middle market underperforming and turnaround situations. Mr. Merriman is a business consultant for Product Launch Ventures, LLC, a company that he founded in 2004 to pursue consumer product opportunities and provide business advisory services. Mr. Merriman served as President and Chief Executive Officer of The Lamson & Sessions Co., a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes from November 2006 to November 2007. Mr. Merriman served as Senior Vice President and Chief Financial Officer of American Greetings Corporation, a designer, manufacturer and seller of greeting cards and other social expression products from September 2005 until November 2006. Mr. Merriman served as President and Chief Executive Officer of Royal Appliance Manufacturing Co., a developer, assembler and marketer of a full line of cleaning products for home and commercial use, from 1995 until April 2004.	2008
		Other Directorships in Previous 5 Years. Mr. Merriman is presently a director of American Greetings Corporation; RC2 Corporation, a manufacturer of pre-school toys and infant products; and OMNOVA Solutions Inc., a manufacturer of specialty chemicals, emulsion polymers and decorative products. Mr. Merriman served previously as a director of The Lamson & Sessions Co.
		Key Attributes, Experiences and Skills. The Board selected Mr. Merriman as a director because of his financial acumen, his significant public accounting experience, his service on boards of directors of other publicly traded companies and his product development expertise. Mr. Merriman has significant finance, financial reporting and accounting expertise and is a certified public accountant, which provides the Board with valuable expertise and qualifies him as a financial expert on our Audit Committee.

Present Directors Whose Terms Expire in 2013

		Business Experience and Directorships for Previous	Director
Name	Age	Five Years and Qualifications to Serve	Since

Lee C. Banks	47	Business Experience. Mr. Banks has served as Executive Vice President and Operating Officer of Parker Hannifin since 2008. Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. Mr. Banks was Senior Vice President and Operating Officer of Parker Hannifin from 2006 to 2008 and served as its Worldwide President, Hydraulics Group from 2003 to 2006.	2010
		Key Attributes, Experiences and Skills. As a senior executive with a multinational corporation, Mr. Banks provides the Board with significant executive general management and operational experiences and a unique perspective in identifying strategic and tactical risks attendant to a multinational sales, distribution, manufacturing and operational footprint.
Randolph W. Carson	59	Business Experience. From 2000 to February 2009, Mr. Carson served as Chief Executive Officer of the Electrical Group of Eaton Corporation, a global diversified industrial manufacturer and technology leader in electrical components and systems for power quality, distribution and control. Mr. Carson retired from Eaton in May 2009 following 10 years with the company. Prior to Eaton Corporation, Mr. Carson held several executive positions with Rockwell International.	2009
		Other Directorships in Previous 5 Years. Mr. Carson is presently a director of Fairchild Semiconductor Inc., a leading global manufacturer of semiconductor devices; Graftech International Inc., a global manufacturer of carbon and graphite products; and the Southwire Company, the leading North American supplier of wire and cable products.
		Key Attributes, Experiences and Skills. Our Board believes that Mr. Carson’s deep operational experience in global industrial businesses enables him to provide unique insight to our Board with respect to meeting marketplace challenges, implementing LEAN and other productivity initiatives, integrating business units and anticipating and planning for commercial risk and uncertainties. Together with his experience, strategic vision, leadership, and understanding of financial accounting and financial matters, our Board believes Mr. Carson is well qualified to continue serving as a member of our Board. Mr. Carson’s public company board experience also contributes to his familiarity with current issues that assists in identifying and addressing matters that come before the Governance & Nominating and the Audit Committees on which he serves.

		Business Experience and Directorships for Previous	Director
Name	Age	Five Years and Qualifications to Serve	Since

Michael F. Hilton	56	Business Experience. Mr. Hilton became Nordson’s President and Chief Executive Officer effective January 16, 2010. Prior to his joining Nordson, Mr. Hilton was Senior Vice President and General Manager for Air Products and Chemicals Inc. with specific responsibility for leading the company’s $2 billion global Electronics and Performance Materials segment. From October 2006 through September 2007, Mr. Hilton was Vice President and General Manager of Air Products and Chemicals’ Electronics and Performance Materials segment. Mr. Hilton served as Air Products and Chemicals’ Vice President, Electronics Business from 2003 to 2006. Air Products and Chemicals Inc. serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services.	2010
		Key Attributes, Experiences and Skills. Mr. Hilton is the only member of Nordson’s management serving on the Board. Mr. Hilton has over 30 years of global manufacturing industry experience. Mr. Hilton has repeatedly demonstrated and brings to the Board an intimate understanding of management leadership, strategy development and day-to-day operations of a multinational company, including product line management, new product, technology and talent development, manufacturing, distribution and other sales channels, business processes, international operations and global markets.
Victor L. Richey, Jr.	53	Business Experience. Mr. Richey has served as Chairman of the Board, President and Chief Executive Officer of ESCO Technologies Inc. since 2003. ESCO Technologies is a diversified manufacturer of special purpose utility solutions for electric, gas and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation; engineered filtration products to the aviation, space and process markets worldwide and is the industry leader in RF shielding and EMC test products.	2010
		Other Directorships in Previous 5 Years. Mr. Richey is presently Chairman of the Board of ESCO Technologies Inc.
		Key Attributes, Experiences and Skills. The Board sought out Mr. Richey to become a director based on his extensive experience as Chairman and Chief Executive Officer of a diversified global producer and marketer of technology, and his significant executive management and board experience at public and private companies within some of our end markets, including the semiconductor industry.
Benedict P. Rosen	74	Business Experience. Mr. Rosen was previously Chief Executive Officer of AVX Corporation from July 1997 through July 2001. AVX is an international producer of electronic components.	1999
		Other Directorships in Previous 5 Years. Mr. Rosen served as Chairman of AVX Corporation from July 1997 through July 2008.

		Business Experience and Directorships for Previous	Director
Name	Age	Five Years and Qualifications to Serve	Since

Key Attributes, Experiences and Skills. With his extensive experience as Chairman and Chief Executive Officer of a diversified global producer and marketer of technology-driven products, Mr. Rosen brings to the Board significant executive management experience within some of our end markets, including the semiconductor industry. Mr. Rosen also brings to our Board of Directors the insight that is required to address many of the operational and strategic issues faced by a global manufacturing company. He also has significant and in-depth knowledge of the Company, having served on the Board since 1999.

Edward P. Campbell retired as Chairman of the Board and as a director at the 2010 Annual Meeting of Shareholders. Mr. Keithley succeeded Mr. Campbell as Chairman of the Board. Directors William Colville, William Ginn and Stephen Hardis retired from our Board in Fiscal Year 2010. No shareholder or group that beneficially owns 1% or more of our outstanding common shares has recommended a candidate for election as a director at the 2011 Annual Meeting of Shareholders.

Required Vote

The election of directors requires the affirmative vote of the holders of a plurality of the shares of common stock voting at the meeting. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected, regardless of whether any nominee received a majority of the votes. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achievement of a plurality, but will be counted for quorum purposes.

RECOMMENDATION REGARDING PROPOSAL 1:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE DIRECTORS NOMINATED BY THE BOARD.

PROXIES RECEIVED BY THE BOARD WILL BE VOTED FOR ALL NOMINEES UNLESS
SHAREHOLDERS SPECIFY A CONTRARY VOTE.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Nordson has adopted Corporate Governance Guidelines (the “Governance Guidelines”), which are available at the “Investors” Quicklink menu item of our website: www.nordson.com. The Governance Guidelines contain general principles regarding the functions of Nordson’s Board of Directors (the “Board”) and Board Committees.

Director Independence

Our Governance Guidelines require that a majority of the Board be comprised of independent directors. The Board has adopted categorical standards to assist it in making determinations regarding independence. These standards are contained in our Governance Guidelines and conform to and exceed the independence criteria specified by the NASDAQ Stock Market LLC (“NASDAQ”). These categorical standards specify the criteria by which the independence of Nordson’s directors will be determined, including whether a director or any member of the director’s immediate family has any current or past employment or affiliation with Nordson or Nordson’s independent registered public accountants.

For a director to be considered independent under the listing standards of NASDAQ, the Board must affirmatively determine that a director has no direct or indirect material relationship with Nordson. A director is independent if he/she has no material relationship with us or our affiliates either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with our Company and meets the standards for independence as defined by the rules of NASDAQ. Such relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

More specifically, a director is not considered independent if:

•	he/she is currently employed, or has been employed within the past three years, by us or any of our affiliates;

•	the director (or his/her immediate family member as defined by NASDAQ) accepted compensation from us or any of our affiliates in excess of $120,000 during any twelve month period within the past three years (other than compensation for board service, retirement plan benefits, or non-discretionary compensation, or compensation paid to a family member who is an employee (other than an executive officer));

•	the director has an immediate family member who is, or has been in the past three years, employed by us or any of our affiliates as an executive officer;

•	the director (or any immediate family member) is or has been a partner, controlling stockholder or an executive officer of any business to which we made, or from which we received, payments (other than those which arise solely from investments in our securities) that exceed five percent of such entity’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

•	the director (or his/her immediate family member) is or has been employed as an executive officer of another entity where any of our executive officers serve on that entity’s compensation committee;

•	he/she (or any immediate family member) is a current partner of our independent registered public accounting firm, Ernst & Young LLP, or either the director (or an immediate family member) has been a partner or employee of Ernst & Young LLP in the past three years and worked on our audit during that time; or

•	the director participated in the preparation of our (or any of our current subsidiaries’) financial statements at any time during the past three fiscal years.

In addition, on an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent.

Our Board has affirmatively determined that Messrs. Banks, Carson, Madar, Merriman, Richey, Rosen, Dr. Ignat and nominees Ms. Puma and Messrs. Keithley and Robinson are independent directors. Michael F. Hilton is not an independent director as he serves as the Company’s President and Chief Executive Officer.

Director Qualifications

Our directors play a critical role in guiding Nordson’s strategic direction and overseeing the management of the Company. The Board believes that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of its director nomination recommendations. To that end, the Board has adopted Director Recruitment and Performance Guidelines (the “Recruitment Guidelines”) to assist the Board and the Governance and Nominating Committee in identifying and recruiting directors to serve on the Board. The Recruitment Guidelines are available at the “Investors” Quicklink menu item of our website: www.nordson.com as Attachment A to the Governance Guidelines. The Board considers each nominee in the context of the Board as a whole, with the objective of assembling a Board that can best maintain the success of our business. The Board seeks to include an array of skills and experience in its overall composition rather than requiring every director to possess the same skills, perspective, and interests. The Recruitment Guidelines are implemented by seeking to identify candidates that bring diverse skills sets, backgrounds, and experiences, including ethnic and gender diversity, to the Board when director candidates are needed.

An example of the process engaged in by the Board to identify qualified candidates for director was the search that culminated in the election of the most recently added directors — Messrs. Banks and Richey. The Board of Directors retained a search firm to assist the Board in identifying candidates that not only met the Recruitment Guidelines but also a set of specific criteria deemed appropriate given the skills and experiences of the directors that had recently retired or were about to retire from the Board. Included in the search criteria were skills and experiences such as leading a company or division of a sophisticated, business-to-business industrial enterprise similar in size to Nordson that has a material percentage of sales (at least 25 percent-plus) derived from non-US customers; having substantive global experience with a company composed of multiple business units in an innovative and research and development-based environment; and prior exposure to corporate governance as the result of public company board service or the experience of working with the board of directors and governance process. The effectiveness of the process is evident by the contributions made to the Board by Messrs. Banks and Richey since their election in 2010.

The Governance and Nominating Committee periodically reviews the Board’s membership in light of our business model and strategic objectives, considers whether the directors possess the requisite skills, experience and perspectives to oversee the Company in achieving these objectives, and may seek additional directors from time to time as a result of its considerations. Qualified candidates are considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Code of Business and Ethical Conduct

We have a Code of Business and Ethical Conduct (the “Code”) that addresses our commitment to honesty and integrity and the ethical behavior of our directors, officers and employees with current and potential customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media and anyone else with whom we have or may have contact. Violations of any of the standards of the Code will be met with appropriate disciplinary action, up to and including termination of employment. Retaliation against any director, officer or employee who files a report concerning what he or she reasonably believes to be conduct that violates the Code is strictly prohibited. The Code of Business and Ethical Conduct is available at the “Investors” Quicklink menu item of our website: www.nordson.com.

Communications with the Board of Directors

Shareholders may communicate with the Board, the Chairman of the Board, a Board committee, the non-employee directors as a group, or individual directors by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Secretary will initially receive and process communications before forwarding them to members of the Board to whom the communication is directed, or if the communication is not directed to any specific member(s) of the Board, to the Chairperson of the Governance and Nominating Committee. We generally will not forward a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about us. Concerns about accounting or auditing matters or possible violations of our Code of Business and Ethical Conduct should be reported pursuant to the procedures outlined in the Code.

Board Leadership Structure

Our Governance Guidelines require us to have either an independent Chairman of the Board or a presiding independent director if the positions of Chairman and Chief Executive Officer are held by the same person. The Guidelines set forth the responsibilities of the Chairman of the Board and the Presiding Director when the Chairman of the Board and Chief Executive Officer positions are combined.

The Board recognizes that one of its key responsibilities is to evaluate and determine leadership structure that best serves our shareholders and to provide independent oversight of management. During Fiscal Year 2010, the Board separated the roles of Chief Executive Officer and Chairman of the Board as the Board believes presently that separation of the roles best supports the transition of Michael Hilton as our Chief Executive Officer. This structure provides independent oversight of management while permitting Mr. Hilton to focus his time and energy on setting the strategic direction for the Company, overseeing daily operations, engaging with external constituents, developing our future leaders, and promoting employee engagement at all levels of the organization. Meanwhile, our independent Chairman Joseph Keithley leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content (in collaboration with Mr. Hilton), presiding during regularly held executive sessions with our independent directors, actively engaging with all independent directors and Mr. Hilton between Board meetings and providing overall guidance to Mr. Hilton as to the Board’s views and perspectives, particularly on the strategic direction of the Company.

Executive Sessions

Pursuant to our Governance Guidelines, non-management directors meet in regularly scheduled executive sessions without management. The Chairman (or, when our Chairman is an executive officer, the Lead Independent Director) chairs all regularly scheduled executive sessions of the Board, and also has authority to convene meetings of the non-management directors at any time with appropriate notice. Following his election as Chairman of the Board, for Fiscal Year 2010, Chairman Keithley presided at executive sessions of our independent directors at every Board of Directors meeting.

Oversight of Risk Management

The Board as a whole exercises its oversight responsibilities with respect to material risks we face in a global market, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. The Board has delegated responsibility for the oversight of specific risks to Board committees. With the oversight of our Board, our officers are responsible for the day-to-day management of the material risks we face. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in setting our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for Nordson Corporation. The Board regularly receives updates from management and outside advisors regarding certain risks we face, including litigation and various operating risks.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, and internal investigations. Our Compensation Committee oversees risks related to the executive officer compensation program such as that attendant to incentive-driven compensation plans. Our Governance and Nominating Committee oversees governance related risks, such as Board independence and director succession planning.

Senior management attends Board and Board committee meetings at the invitation of the Board or its committees and is available to address any questions or concerns raised by the Board on risk management and any other matters. Annually, the Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

Both the Audit Committee and the Compensation Committee of the Board also rely on the advice and counsel of our independent auditors and independent compensation consultant, respectively, to raise awareness of any risk issues that may arise during their regular reviews of our financial statements, audit work and executive compensation policies and practices, as applicable. The Board is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee Chairperson to the full Board.

Attendance at the Annual Meeting of Shareholders

Directors are expected to attend the Annual Meeting of Shareholders and all Board meetings and meetings of committees on which a director serves. During the last fiscal year, each incumbent director attended at least seventy-five percent of the meetings of the Board and of the committees on which he or she served. All incumbent directors attended the 2010 Annual Meeting of Shareholders, except Mr. Carson and Mr. Robinson, who were excused due to family illness.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and pre-approval of transactions, involving certain persons that are required to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable Securities and Exchange Commission regulation and includes our directors, executive officers and beneficial owners of 5% or more of our common shares. Under the written policy, Nordson’s Audit Committee is responsible for reviewing and approving any related person transactions and will consider factors it deems appropriate, including:

•	the approximate dollar amount involved in the transaction, including the amount payable to the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to Nordson that are available from unaffiliated third parties and, if so, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the purpose of the transaction and any potential benefits to Nordson.

There are no related person transactions to report in this Proxy Statement. Mr. Keithley, our Chairman, was formerly Chairman, President and Chief Executive Officer of Keithley Instruments, Inc. Mr. Banks, a director, serves as Executive Vice President and Operating Officer of Parker Hannifin Corporation. Keithley Instruments, Inc. and Parker Hannifin Corporation are suppliers of components to a number of our business units in volumes that are materially insignificant when compared to the Keithley Instruments, Inc.’s, Parker Hannifin Corporation’s and Nordson’s annual revenue for 2010. All purchases were conducted at arms-length. We have a monitoring and reporting program with respect to purchases of products supplied by a company which may employ a director to ensure the avoidance of any conflicts of interest resulting from our relationship.

Self-Assessments

On a regular basis, the Board conducts a self-assessment to determine, among other matters, whether the Board and the Committees are functioning effectively. The independent directors also undertake a peer assessment of other independent directors as part of this self-assessment process. The Audit, Compensation, and Governance and Nominating Committees are also required to each conduct a self-assessment. The Governance and Nominating Committee is responsible for overseeing this self-assessment process.

Governance Documents

Our current corporate governance documents and policies, including our Governance Guidelines, Director Recruitment and Performance Guidelines, committee charters, Code of Business and Ethical Conduct and Related Persons Transaction Policy are available at the “Investors” Quicklink menu item of our website: www.nordson.com and in print to any shareholder who requests them. The Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the Fiscal Year ended October 31, 2010 and this Proxy Statement are also available at the “Investors” Quicklink menu item of our website: www.nordson.com. Upon request, copies of the Annual Report to Shareholders will be mailed to you (at no charge) by contacting Corporate Communications, 28601 Clemens Road, Westlake, Ohio 44145.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors.  Our Board of Directors has five regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for Board or committee agenda items, recent developments and other matters of interest to the directors. In Fiscal Year 2010, our Board of Directors met five times in regular session. An executive session of independent directors occurred at each regular meeting.

The Board has three committees which meet on a regular basis: an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The table below provides current committee membership and Fiscal Year 2010 committee meeting information:

Director	Audit		Compensation		Governance & Nominating

Lee C. Banks			X
Randolph W. Carson	X				X
David W. Ignat	X				X
Joseph P. Keithley			X		X
William P. Madar	X	*
Michael J. Merriman, Jr.	X
Mary G. Puma			X	*	X
Victor L. Richey, Jr.	X
William L. Robinson			X		X
Benedict P. Rosen			X		X	*
Total meetings in Fiscal Year 2010	8		8		3

* Committee Chairperson

Audit Committee.  The Audit Committee conducted eight meetings in Fiscal Year 2010. The Board has designated Mr. Madar and Mr. Merriman as “audit committee financial experts” pursuant to the Securities and Exchange Commission’s final rules implementing Section 407 of the Sarbanes-Oxley Act. The Audit Committee is responsible for:

•	reviewing the proposed audit programs (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of our systems of internal accounting control;

•	appointing, compensating and overseeing the independent auditors for each fiscal year;

•	approving all permissible audit and non-audit services to be performed by the independent auditors;

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters;

•	approving all related-persons transactions; and

•	overseeing the adequacy of financial statements pertaining to our benefit plans, including reserves, statement of funding obligations and underlying economic assumptions.

All members of the Audit Committee meet the NASDAQ independence standards and the Securities and Exchange Commission’s heightened audit committee independence standards.

A more detailed discussion of the purposes, duties, and responsibilities of the Audit Committee is found in the Committee’s charter, which is available at the “Investors” Quicklink menu item of our website: www.nordson.com. The Committee has discussed with the independent auditors the auditors’ independence from management and the Company and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee Report to the Board is at Appendix A of this Proxy Statement.

Compensation Committee.  The Compensation Committee met eight times in Fiscal Year 2010. The Compensation Committee is responsible for setting and approving compensation for our executive officers and for administering the incentive and equity participation plans under which we pay variable compensation to our executive officers. A more detailed discussion of the purposes, duties, and responsibilities of the Committee is found in the Committee’s charter which is available at the “Investors” Quicklink menu item of our website: www.nordson.com. All members of the Compensation Committee meet the NASDAQ independence standards.

The Compensation Committee takes significant steps to ensure that we maintain strong links between executive compensation and performance. Examples of these steps are:

•	holding executive sessions (without our management present) at every regularly scheduled Committee meeting;

•	engaging an outside compensation consultant to advise on executive compensation issues, including peer benchmarking data;

•	realigning compensation structures based on examination of peer group compensation structures and levels and peer group financial performance; and

•	strengthening the link between executive officer annual pay and shareholder value by basing incentive pay on the achievement of financial measures and additional specific objectives and modifying the mix of compensation elements to increase the allocation of compensation linked to corporate financial performance.

Each fiscal year the Committee:

•	sets base salary;

•	certifies performance against pre-established metrics for the short-term and long-term incentive plans;

•	determines payouts for the previous fiscal year’s short-term cash incentive plan and completed three-year performance period under the long-term incentive plan based on the performance certification; and

•	sets performance measures and levels for the prospective fiscal year short-term cash incentive plan and the prospective long-term incentive plan three-year performance period.

A discussion of the role of executive management in setting compensation may be found in Part II of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Role of Executive Management.”

The Committee also has the authority to engage outside executive compensation consultants, to determine the scope of the consultant’s services and to terminate the consultant’s engagement. The compensation consultant reports directly to the Chairperson of the Committee and provides the Committee with information and analysis related to executive compensation. A discussion of the engagement of Mercer as our independent compensation consultant for Fiscal Year 2010 is found in Part II of the Compensation Discussion & Analysis under the caption, “Role of the Compensation Consultant.”

Governance and Nominating Committee.  The Governance and Nominating Committee met three times during Fiscal Year 2010. All members of the Governance and Nominating Committee meet the NASDAQ independence standards. The purposes of the Governance and Nominating Committee are to:

•	assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for each annual meeting of shareholders;

•	review and recommend to the Board qualifications for committee membership and committee structure and operations;

•	recommend to the Board directors to serve on each committee and a chairperson for such committee;

•	develop and recommend to the Board a set of corporate governance policies and procedures; and

•	lead the Board in its annual review of the Board’s performance.

The Governance and Nominating Committee assesses the qualifications of the candidates nominated to be a director according to criteria set out in Nordson Corporation’s Governance Guidelines, which are available at the “Investors” Quicklink menu item of our website: www.nordson.com. A current copy of the Governance and Nominating Committee charter is also available at the “Investors” Quicklink menu item of our website: www.nordson.com.

Executive Committee.  The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board from time to time and exercises the powers of the Board between meetings of the Board. The Executive Committee meets on a periodic basis, as needed, and did not meet in Fiscal Year 2010.

Director Compensation

We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of our long-term shareholders by linking a substantial portion of their compensation to the performance of our common shares. Following is a description of our compensation program for non-employee directors for Fiscal Year 2010. Directors who are also our employees do not receive compensation for their services as directors.

Determining Director Compensation.  The Governance and Nominating Committee reviews compensation of our directors, as well as our compensation practices for directors, and makes recommendations to the Board regarding these matters. The Committee typically conducts its review and makes its recommendations in September of each year prior to the commencement of a fiscal year.

To assist the Committee in performing these duties, the Governance and Nominating Committee periodically reviews a competitive analysis of non-employee director compensation, including cash retainers and annual equity grants, prepared by an outside consultant. The components and respective amounts of director compensation for Fiscal Year 2010 was:

Type		Annual Amount ($)

•	Annual Cash Retainer (all directors)	60,000
•	Chairman’s Retainer	25,000
•	Committee Chair Retainer
	ο Audit Committee Chair	10,000
	ο Compensation Committee Chair	5,000
	ο Governance & Nominating Committee Chair	5,000
•	Equity Grant (Restricted Shares)	80,000	(1)

(1)	Number of shares is determined by share price on date of grant.

Annual Cash Retainer.  The annual cash retainer is paid in equal quarterly installments. For directors who retire or who are elected by the Board or shareholders during the fiscal year, the annual retainer is prorated based on the number of months served in the fiscal year prior to the date of retirement for retiring directors and number of months remaining in the fiscal year for directors elected after the commencement of a fiscal year.

Restricted Share Grant.  Restricted shares are granted early in the fiscal year or at the time a director is elected to the Board if the election occurs other than at the Annual Meeting of Shareholders. The grants carry a two-year restriction on transfer. All directors may elect to defer receipt of the restricted shares under the terms of the Directors Deferred Compensation Plan. The election to defer must be made prior to the effective date of the grant and deferral is in the form of restricted share units.

For directors who retire or who are elected by the Board or shareholders during the fiscal year, the restricted share grants are prorated based on the number of months served in the fiscal year prior to the date of retirement for retiring directors and number of months remaining in the fiscal year for directors elected after the commencement of a fiscal year.

Deferred Compensation Program.  Under the Directors Deferred Compensation Plan, non-employee directors may elect to defer all or a portion of their annual cash retainer and restricted share grant into a non-qualified, unfunded deferred compensation program. Amounts deferred under the Directors Deferred Compensation Plan will earn a return equivalent to the return on an investment in (i) an interest-bearing account, earning interest based on the 10-year Treasury bill constant maturity rate or (ii) a share equivalent account, earning a return based on our common share price and accruing dividend equivalents. Any restricted share grant that a non-employee director elects to defer is invested into a restricted stock unit account with dividends credited to the directors’ share equivalent unit account. The amounts deferred, dividend equivalents and any appreciation or accrued interest are paid in cash or in our common shares, as applicable, upon a director’s retirement from the Board. We do not pay above market rates or preferential rates under this deferred compensation plan.

Share Ownership Guidelines.  The Board strongly believes that our non-employee directors should have a meaningful ownership interest in the Company and has implemented share ownership guidelines for our non-employee directors. The ownership guidelines require non-employee directors to own a minimum of five times their annual cash retainer in common shares (shares held in the form of stock equivalent units or restricted share units qualify as shares owned under the guidelines). Newly elected directors have five years within which to achieve the share ownership requirement. Our share ownership guidelines are available at the “Investors” Quicklink menu item of our website: www.nordson.com.

Charitable Gifts Matching Program.  Non-employee directors may participate in our employee matching gift program involving contributions of cash or publicly-traded stock made to cultural, educational, social, medical or health-related charitable organizations that are exempt from federal income tax. Ms. Puma and Messrs. Colville, Ginn, Hardis, Ignat, Madar, Merriman, Robinson and Rosen participated in this program. We made contributions totaling $62,343 during Fiscal Year 2010.

Indemnity Agreements.  We have indemnification agreements for directors in order to attract and retain the most capable persons reasonably available to serve as our directors. The indemnification agreements are intended to secure the protection for our directors contemplated by our Regulations and Ohio law.

Each indemnification agreement provides, among other things, that we will, subject to the agreement terms, indemnify a director if by reason of their corporate status as a director the person incurs losses, liabilities, judgments, fines, penalties, or amounts paid in settlement in connection with any threatened, pending, or completed proceeding, whether of a civil, criminal, administrative, or investigative nature. A director will not be indemnified where a director is adjudicated to have brought about or materially contributed to a claim as a consequence of an act of deliberate dishonesty committed by the director. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with proceedings covered by the indemnification agreement.

This description of the director indemnification agreements is not complete and is qualified in its entirety by reference to the full text of the Form of Director Indemnification Agreement between us and each director, filed as Exhibit 10-c to our Form 10-K for the year ended October 31, 2010.

Director Compensation Table for Fiscal Year 2010

The following table sets forth the total compensation paid to each non-employee director for services provided as a director for Fiscal Year 2010.

	Fees Earned or Paid		All Other Compen-
	in Cash (2) (3)	Stock Awards (4)	sation (5)	Total
Name (1)	$	$	$	$

L. Banks	45,000	60,000	593	105,593
R. Carson	60,000	80,000	2,719	142,719
W. Colville	10,000	13,355	14,419	37,774
W. Ginn	20,000	20,000	15,104	55,104
S. Hardis	52,500	80,000	46,809	179,309
D. Ignat	60,000	80,000	23,675	163,675
J. Keithley	80,000	80,000	13,474	173,474
W. Madar (6)	70,000	80,000	33,983	183,983
M. Merriman	60,000	80,000	6,298	146,298
M. Puma	61,250	80,000	9,821	151,071
V. Richey	45,000	60,000	595	105,595
W. Robinson	60,000	80,000	19,016	159,016
B. Rosen	63,750	80,000	22,738	166,488

(1)	Mr. Hilton, our President and Chief Executive Officer, is not included in this table because he is an executive officer and received no additional compensation in his capacity as director. Messrs. Colville, Ginn and Hardis retired during Fiscal Year 2010.

(2)	Mr. Rosen received $3,750 as the pro-rated portion of the Governance and Nominating Committee chair’s retainer. Mr. Hardis was chairperson of the Compensation Committee through July 2010; Ms. Puma was chairperson beginning September 21, 2010 and Ms. Puma and Mr. Hardis each received a proportionate share of the committee chairperson’s retainer. Mr. Madar received $10,000 as chairperson of the Audit Committee. Mr. Keithley received $18,750 as a pro-rated portion of the Chairman of the Board annual retainer and $1,250 as the pro-rated portion of the Governance and Nominating Committee chair’s annual retainer. Messrs. Banks and Richey received a cash payment of $45,000, representing a pro-rata portion of their non-employee director annual cash retainer of $60,000.

(3)	The following table represents the Fiscal Year 2010 cash compensation deferred by each director under the Directors Deferred Compensation Plan:

Amount of Cash Retainer
	Amount of Cash Retainer	Deferred to Share
	Deferred to Cash Account	Equivalent Unit Account
Director	($)	($)

L. Banks		—
R. Carson	—	60,000
W. Colville	—	—
W. Ginn	—	—
S. Hardis	—	—
D. Ignat	60,000	—
J. Keithley	—	80,000
W. Madar	—	—
M. Merriman	—	—
M. Puma	—	—
V. Richey	—	—
W. Robinson	—	30,000
B. Rosen	—	63,750

(4)	This column represents the grant date fair value of the award as calculated under FASB ASC Topic 718 (formerly known as FAS 123R). The number of shares was determined by dividing $80,000 by the closing share price of our common shares on

December 8, 2009 — $54.96. Fractional shares are rounded up to the nearest whole share. Effective February 25, 2010, Messrs. Banks and Richey were granted restricted shares (the equivalent of $60,000), representing their pro-rata portion of the annual equity compensation ($80,000) paid to non-employee directors for Fiscal Year 2010. Our closing share price on February 25, 2010 was $66.56. Messrs. Ginn, Keithley, Merriman, Richey, Robinson and Rosen elected to defer the Fiscal Year 2010 restricted share grant to their respective restricted share unit account.

Director	Restricted Shares (#)	Restricted Share Units (#)

L. Banks	902	—
R. Carson	1,456	—
W. Colville	243	—
W. Ginn	—	364
S. Hardis	1,456	—
D. Ignat	1,456	—
J. Keithley	—	1,456
W. Madar	1,456	—
M. Merriman	—	1,456
M. Puma	1,456	—
V. Richey	—	902
W. Robinson	—	1,456
B. Rosen	—	1,456

(5)	This column reflects the value of dividends on restricted shares and share units, interest on deferred cash accounts, premiums for life and business travel accident insurance for each director and matching gifts for Fiscal Year 2010 in the following amounts:

Matching Gift
Director	($)

W. Colville	500
W. Ginn	12,000
S. Hardis	12,000
D. Ignat	6,000
W. Madar	11,000
M. Merriman	3,000
M. Puma	5,843
W. Robinson	6,000
B. Rosen	6,000

(6)	Mr. Madar receives a pension benefit as a Company retiree. Based on our commitment to Mr. Madar at the time he retired in 1997 as our President and Chief Executive Officer, for 2010, we imputed $10,986 in income to Mr. Madar for insurance premiums for health care coverage based on the full COBRA premium value and imputed $7,598 for Medicare Part B premiums. These payments are not made in consideration of Mr. Madar’s service as a director.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2011

Ernst & Young LLP (“Ernst & Young”) served as our independent registered public accounting firm for the Fiscal Year ended October 31, 2010. The Audit Committee has appointed Ernst & Young to serve as our auditors for the Fiscal Year ending October 31, 2011. Although shareholder ratification of the appointment of Ernst & Young is not required, the Board of Directors believes that submitting the appointment to our shareholders for ratification is a matter of good corporate governance. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment. We expect that a representative of Ernst & Young will be present at the 2011 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

As provided in the Audit Committee’s Charter, the Audit Committee is responsible for directly appointing, retaining, terminating and overseeing our independent registered public accounting firm. While we have a long-standing relationship with Ernst & Young, the Audit Committee continuously evaluates the independence and effectiveness of Ernst & Young and its personnel, and the cost and quality of its audit and audit-related services.

Pre-Approval of Audit and Non-Audit Services

At the start of each fiscal year, our Audit Committee pre-approves the audit services, audit-related services and tax services, if any, together with specific details regarding such services anticipated to be required for such fiscal year including, as available, estimated fees. The Audit Committee reviews and, if it deems them appropriate, pre-approves those services. The Audit Committee reviews the services provided to date and actual fees against the estimates, and such fee amounts may be updated for presentation at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described below under the captions “Audit Fees” and “Audit-Related Fees” with respect to Fiscal Years 2009 and 2010 were pre-approved in accordance with this policy.

If we seek to engage our independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the chairperson of the Audit Committee to pre-approve such engagement. Any such pre-approval by the chairperson is then reported to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the chairperson of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional pre-approval is required before any fees can exceed approved fees for any such specifically-approved services.

Fees Paid to Ernst & Young

The following table shows the fees we paid or accrued for audit and other services provided by Ernst & Young for the Fiscal Years ended October 31, 2010 and October 31, 2009:

	Fiscal Year 2010	Fiscal Year 2009

Audit Fees (1)	$1,262,945	$1,249,002
Audit-Related Fees (2)	$0	$0

(1)	Audit services of Ernst & Young consisted of the audit of our annual consolidated financial statements, the quarterly review of interim financial statements, the audit of management’s assessments of internal controls over financial reporting and statutory audits required internationally.

(2)	Audit-Related Fees generally include fees for employee benefit plans, business acquisitions, accounting consultations and services related to Securities and Exchange Commission registration statements.

Required Vote

The affirmative vote of a majority of the shares represented at the 2011 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify the Audit Committee’s appointment of our independent registered public accounting firm. A proxy/voting instruction card marked as abstaining with respect to this proposal will have the effect of a vote against ratification of the appointment of the independent registered public accounting firm.

RECOMMENDATION REGARDING PROPOSAL 2:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” RATIFICATION OF THE
AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2011.

SECURITY OWNERSHIP OF NORDSON COMMON SHARES BY DIRECTORS, EXECUTIVE OFFICERS AND LARGE BENEFICIAL OWNERS

The following table shows the number of Nordson common shares beneficially owned as of January 3, 2011 by each person who was a director as of October 31, 2010, each executive officer named in this Proxy Statement and by all officers and directors as a group. Each person has sole voting and investment power for all shares shown, unless otherwise noted. No executive officer or director owns more than 4.4% of outstanding Nordson common shares. All executive officers and directors as a group own approximately 5.4% of outstanding Nordson common shares.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this Proxy Statement and is not necessarily to be construed as beneficial ownership for other purposes.

						Share
			Direct	Employee	Right to	Equivalent
Name of Beneficial Owner	Total	Percent	Ownership (1)	Plan (2)	Acquire (3)	Units (4)

Lee C. Banks	1,826	0.0%	1,826	—	—	—
Randolph W. Carson	5,866	0.0%	3,582	—	—	2,284
Dr. David W. Ignat (5)	1,498,167	4.4%	1,484,307	—	13,860	—
Joseph P. Keithley	19,807	0.1%	3,259	—	—	16,548
William P. Madar (6)	67,821	0.2%	42,374	—	—	25,447
Michael J. Merriman, Jr.	5,187	0.0%	264	—	—	4,923
Mary G. Puma	20,238	0.1%	9,046	—	10,052	1,140
Victor L. Richey, Jr.	1,836	0.0%	924	—	—	912
William L. Robinson	22,734	0.1%	4,780	—	—	17,954
Benedict P. Rosen	22,453	0.1%	308	—	—	22,145
Douglas C. Bloomfield	25,798	0.1%	2,651	3,733	14,182	5,232
Edward P. Campbell	250,156	0.7%	66,192	—	183,964	—
Michael F. Hilton	16,573	0.0%	7,921	—	8,652	—
John J. Keane	41,929	0.1%	19,274	415	16,764	5,476
Peter G. Lambert	31,329	0.1%	9,623	709	20,997	—
Gregory A. Thaxton	10,478	0.0%	3,200	2,710	3,557	1,011
All Executive Officers and Directors as a Group (18 people)	1,857,793	5.4%	1,605,243	13,094	136,384	103,072

(1)	Except as otherwise stated, beneficial ownership of the shares held by each of the directors and executive officers consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the director or executive officer.

(2)	This column shows indirect shares held in our Employee Stock Ownership Plan and 401(k) Plan, for which the individuals indicated have sole voting power and limited investment power.

(3)	This column shows shares covered by stock options that currently are exercisable or will be exercisable by March 4, 2011 and share payouts under the Long-Term Incentive Plan which were settled after the record date but before March 4, 2011.

(4)	This column shows the direct share ownership held by directors and executive officers under various deferred compensation plans described in this Proxy Statement.

(5)	In addition to these shares, Dr. Ignat disclaims beneficial ownership of 279,577 shares owned by family members.

(6)	In addition to these shares, Mr. Madar, as a trustee of the William P. and Amanda C. Madar Foundation, has shared voting and shared investment power of 5,647 shares held by the Foundation. Mr. and Mrs. Madar have no beneficial ownership rights in these shares.

Five Percent Beneficial Owners

The following table lists each person we know to be an owner of more than 5% of our shares as of January 3, 2011.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership	Percent

Neuberger Berman Group, LLC (1)	2,992,122	8.8%
605 Third Avenue, 39(th) Floor New York, NY 10158-3698
BlackRock, Inc. (2)	2,546,727	7.5%
40 East 52nd Street New York, NY 10022
Jane Nord (3)	2,170,728	6.4%
P.O. Box 457 Oberlin, OH 44074
Columbia Wanger Asset Management, L.P. (4)	1,901,200	5.6%
227 West Monroe Street — Suite 3000 Chicago, IL 60606-5055

(1)	Based on a Schedule 13G/A filed jointly on February 17, 2010 with the Securities and Exchange Commission by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds; these entities have shared voting power of 2,560,963 of these shares and shared investment power of all of these shares.

(2)	Based on a Schedule 13G filed on January 29, 2010 with the Securities and Exchange Commission; BlackRock, Inc. has sole voting and investment power of all of these shares.

(3)	Based on information provided by the shareholder, these shares include 1,289,460 shares held by Ms. Nord as trustee and sole beneficiary of the Jane B. Nord Trust and 881,268 shares held jointly by Ms. Nord and Jennifer Savage as co-trustees of the Eric T. Nord Main Trust dated 04/1/03, for which Ms. Nord has shared voting and investment power. Ms. Savage is a partner with Thompson Hine LLP, which has in the past provided and continues to provide legal services to us.

(4)	Based on a Schedule 13G/A filed February 11, 2010 with the Securities and Exchange Commission; Columbia Wanger Asset Management, L.P. is a registered investment advisor and has sole voting and investment power of all of these shares.

As of January 3, 2011, approximately 9.6 million Nordson common shares are beneficially owned by other than institutional shareholders. These non-institutional beneficial shareholders include our present and former directors, officers and employees and their families, including the Nord and Ignat families and the Nord Family Foundation, representing approximately 28% of the outstanding shares. We are party to an agreement that, with some exceptions, gives us a right of first refusal with respect to proposed sales of our common shares by certain members of the Nord family and The Nord Family Foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common shares to file reports of ownership and changes in ownership of our common shares held by them with the Securities and Exchange Commission. Copies of these reports must also be provided to us.

Based on our review of these reports, we believe that, during the Fiscal Year ended October 31, 2010, all reports were filed on a timely basis by reporting persons.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our executive officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s rules.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. Under this program our executive officers are rewarded for the achievement of specific short-term, long-term and strategic goals, and increased shareholder value. Please read the “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation program, including information about the Fiscal Year 2010 compensation of our named executive officers.

Nordson’s long and consistent shareholder value creation over time is attributed to a rigorously-applied management process implemented over the years by successive teams of talented and committed executives. Our executive compensation program underpins and reinforces this process and the performance it generates. We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders.

In support of this belief and reflective of the Compensation Committee’s diligent oversight of the executive compensation program, the Compensation Committee has adopted the following practices:

•	we have constant performance goals that require the management team to maintain and improve profitability in all economic environments to receive target compensation;

•	we provide a significant part of executive compensation in performance-based incentives, including performance shares;

•	we establish total direct compensation such that, when our fundamental financial performance is at target levels, total compensation (base salary, short-term cash incentives, and long-term incentives) for each executive officer is competitive with the median based on market value total compensation for executives in comparable positions at companies in our peer comparator group;

•	we have both one-year and three-year incentive compensation plan award and payout cycles for performance-based compensation to reward sustainable growth and profitability;

•	incentive plan payouts are based on pre-established and measurable metrics with payouts that cannot exceed maximum values;

•	we have long-term cycles for full vesting of stock options (4 years) and restricted stock awards (3 years) to align the interest of our executive officers with that of our long-term shareholders;

•	we have stock ownership guidelines that require our Chief Executive Officer to own shares of our common stock equal to 5 times annual base salary and our corporate vice presidents to own shares of our common stock equal to 2 times annual base salary;

•	we have forfeiture and profit recapture (“clawback”) terms that accompany stock option grants; and

•	we respond to economic conditions appropriately, such as accepting management’s recommendation offered at the onset of 2009 to freeze base salaries and eliminate prospectively incentive plan payouts for executive officers in recognition of the impact the global recession was having on our employees and performance.

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

We are asking our shareholders to indicate their support for our executive officer compensation program as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive officers’ compensation. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our executive officers as described in this Proxy Statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve the compensation of the executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

While our Board of Directors and our Compensation Committee strongly value the opinions of our shareholders, the say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, the Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation program. In addition, to the extent there is a significant vote against the executive officer compensation program as disclosed in this Proxy Statement, particularly in the Compensation Discussion and Analysis which immediately follows Proposal 4, we will carefully consider our shareholders’ concerns and the Compensation Committee will evaluate whether any future actions will be necessary to address those concerns.

RECOMMENDATION REGARDING PROPOSAL 3:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” EXECUTIVE COMPENSATION.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on executive compensation similar to Proposal 3 included in this Proxy Statement. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on executive officer compensation every year, every two years, or every three years.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Nordson, and therefore our Board of Directors recommends that you vote for a ONE-YEAR frequency for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of regularly seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for Nordson, and we look forward to hearing from our shareholders on this agenda item.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below. Your vote is not considered a vote “FOR” or “AGAINST” the Board of Directors’ recommendation of an annual vote, but rather a vote for your preferred frequency.

“RESOLVED, that the option of one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The choice among the three options included in the resolution which receives the highest number of votes will be deemed the choice of the shareholders. While our Board of Directors strongly values the opinions of our shareholders, the votes cast on Proposal 4 are advisory in nature and not binding on the Company or the Board of Directors. The Board of Directors will carefully consider the results of the votes on this Proposal, but it may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

RECOMMENDATION REGARDING PROPOSAL 4:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH SHAREHOLDERS
ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is presented in four parts:

Part I:  Introduction and Executive Summary.  In this section we highlight practices that support our “pay-for-performance” philosophy, actions taken by the Compensation Committee with respect to our executive compensation program for 2010 and financial performance that supported compensation awarded to our executive officers for 2010.

Part II:  Compensation Philosophy, Components of Our Executive Compensation Program and Analysis of Compensation Decisions for Fiscal Year 2010.  In this section we explain our compensation philosophy, compensation process and procedures, and components and elements of the compensation we provide to our executive officers. We also discuss and analyze the reasons why compensation was paid, the types of compensation paid and the amount paid.

Part III:  Compensation Committee Actions Related to Fiscal Year 2011 Executive Compensation.  In this section we discuss actions taken with respect to compensation of our executive officers for Fiscal Year 2011.

Part IV:  Policies Related to Executive Compensation.  In this section we review the policies we have adopted that relate to our executive compensation program — equity grant practices (including forfeiture and “clawbacks” of equity grants), shareholder ownership guidelines for executive officers and tax and accounting considerations.

We use the terms the “Committee,” “we,” “us,” and “our” interchangeably in reference to the Compensation Committee, or in the proper context, Nordson Corporation. In this Compensation Discussion and Analysis, all references to a year is intended to mean “fiscal year” unless otherwise indicated.

This Compensation Discussion and Analysis discloses future Company performance targets and goals. You should read and understand these targets and goals only as they relate to our executive compensation program. We are not providing these targets and goals as guidance or as statements of management’s expectations or estimates of our current or future results. We refer you to our Annual Report on Form 10-K for the year ended October 31, 2010 for additional information regarding 2010 financial results discussed in this Compensation Discussion and Analysis.

PART I: INTRODUCTION AND EXECUTIVE SUMMARY

In this Compensation Discussion and Analysis, we discuss and analyze the compensation we paid to our executive officers and in particular, our named executive officers, during 2010. Our named executive officers during 2010 were:

•	Michael F. Hilton, President and Chief Executive Officer;

•	Edward P. Campbell, former Chairman of the Board and President and Chief Executive Officer;

•	Gregory A. Thaxton, Vice President, Chief Financial Officer;

•	John J. Keane, Senior Vice President;

•	Peter G. Lambert, Senior Vice President; and

•	Douglas C. Bloomfield, Vice President.

Mr. Campbell retired as our President and Chief Executive Officer effective January 15, 2010, and as an employee effective January 31, 2010. He retired as Chairman of the Board at our 2010 Annual Meeting of Shareholders. Mr. Hilton was elected as our President and Chief Executive Officer effective January 16, 2010.

Nordson is a performance-driven, financially and operationally focused company that has a long track record of consistently delivering increased value to our shareholders. Continuity, stability, and rigorous execution of our business plans — combined with a continuous drive to develop innovative solutions for our customers —

are hallmarks of our management team and management process. The foundation of our success and resulting value created for our shareholders are the stable, long-term relationships we have with our customers and focused capital investments that reap returns over the long term through technological superiority, cost control, and operational efficiencies. We have designed our executive officer compensation program to reward performance that creates long-term shareholder value; e.g., performance that results in sustainable growth, superior returns through disciplined capital investment, sustainable cost reduction, and consistent operational excellence. These values are reflected in our use of constant performance goals which are marked to specific growth measures each year; the long-term orientation of the compensation mix; the substantial linkage of executive officer compensation to long-term share performance; median pay positioning for average performance; and the consistency with which we administer our plans.

Executive Summary

Reflective of the Compensation Committee practices highlighted and discussed in Proposal 3 — Advisory Vote on Executive Compensation, summarized below is an overview of actions taken by the Compensation Committee with respect to executive compensation for 2010 and 2010 financial performance related to compensation paid to our executive officers:

Compensation Committee Actions

The following actions taken by the Committee for 2010 relate to the compensation of our executive officers:

•	Based on our executive compensation consultant’s (Mercer) assessment and analysis of our performance and that of our peer group and Mercer’s recommendation that we set executive compensation more in line with our philosophy of “paying for performance,” we revised our approach to setting target total direct compensation for each executive officer, moving from target total direct compensation at the 65th percentile of the peer group to target total direct compensation at the median of the peer group. We accordingly set base salary and incentive plan performance targets for 2010 in line with this approach.

•	We exercised our authority under the shareholder-approved Long-Term Performance Plan to exclude the negative and distorting effect of the $7.08 per share charge recognized in 2009 for impairment of goodwill and other long-lived assets from targets and performance measures set for the 2010 short-term (annual) incentive plan and 2010-2012 Long-Term Incentive Plan.

•	In addition and consistent with our authority to exclude certain one-time charges or benefits in determining performance results and payouts, in determining payouts for the 2010 short-term incentive plan and 2008-2010 Long-Term Incentive Plan we excluded the effect of the 2009 impairment charge noted above and also a tax benefit in the amount of $.31 per share associated with the write-off of our tax basis in our UV graphics arts product lines which were sold in 2010.

•	We eliminated the country club membership reimbursement perquisite effective with Mr. Campbell’s retirement, and the car allowance perquisite for all U.S.-based executive officers.

•	We revised our method for calculating return on capital for 2010 to motivate management to pursue acquisitions that may pay lower returns initially while maintaining high returns on existing capital. Under this revised method, a capital charge is applied to unamortized goodwill associated with acquisitions occurring subsequent to 2009, and capital is net of cash, marketable securities and such post-2009 unamortized goodwill.

•	We awarded restricted stock to executive officers in recognition of management’s efforts in 2009 in implementing programs to address the global recession’s impact that resulted in strong operating results and share price appreciation in 2009 and as a senior management retention tool. Shares were granted effective July 7, 2010 with one-third of the grant vesting annually each year for three years.

Financial Performance Related to Fiscal Year 2010 Executive Compensation

Our performance in 2010 was fueled by the recovery from the global recession of 2009 and our ability to execute on all facets of our 2010 operating plan, as reflected in our earnings per share, return on capital, revenue growth, share price appreciation and total shareholder return performance:

•	Diluted earnings per share of $4.91 per share (prior to exclusion of the $.31 per share tax benefit associated with the write-off of the tax basis in our UV graphic arts product lines that were sold in 2010) as compared to a negative diluted earnings per share in 2009 of ($4.77) including a $7.08 charge for impairment of goodwill and other long-lived intangible assets;

•	Return on Capital of 31.6%;

*	We define Return on Capital as: (net income plus after-tax net interest expense — 10% post-2009 good will) ÷ (equity plus total debt and leases minus cash and marketable securities minus post-2009 goodwill).

•	Revenue grew to $1.04 billion compared to $819 million in 2009;

•	The price of our common stock increased 48% in 2010, from a $52.77 closing price on October 31, 2009 to a $78.02 closing price on October 31, 2010; and

•	Total Shareholder Return for 2010 was 49.68%.

*	We define Total Shareholder Return as: Stock price end of period — Stock price start of period + Dividends paid ÷ Stock price start of period.

Set forth in the table below is a comparison of Total Shareholder Return for the five years ended October 31, 2010 for the Company’s common shares, the S&P 500 Industrial Machinery Index, the S&P MidCap 400 Index and the S&P MidCap 400 Industrial Machinery Index.

Total Shareholder Return (%)*

		S&P 500
		Industrial		S&P MidCap 400
Fiscal Year	Nordson	Machinery	S&P MidCap 400	Industrial Machinery

2010	49.68	27.95	29.97	25.64
2009	45.98	33.81	23.56	18.18
2008	(30.09)	(42.76)	(42.10)	(36.47)
2007	17.85	25.19	29.99	17.02
2006	25.76	19.55	22.76	13.44

*	Source: Bloomberg LP

PART II: COMPENSATION PHILOSOPHY, COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM AND ANALYSIS OF COMPENSATION DECISIONS FOR FISCAL YEAR 2010

Philosophy and Objectives of our Executive Compensation Program

We believe the executive officers should be paid and incented in ways that align their personal financial interests with the interests of our long-term shareholders, with a specific focus of aligning incentive opportunities with performance — a “pay-for-performance” philosophy. “Paying for performance” means that we pay our executive officers different types and amounts of compensation based on their successful implementation of the Company’s strategic objectives and the degree to which annual operational and financial goals are achieved.

The following strategic objectives provide the framework supporting our philosophy:

•	Alignment with Shareholders’ Interests — We believe our executive officers’ interests are more directly aligned with the interests of our long term shareholders when compensation programs (i) emphasize both short- and long-term financial performance without encouraging the taking of excessive risks that could be detrimental to the interests of our long term shareholders, and (ii) are significantly impacted by the value of our common shares. In addition, we require our executive officers to have significant ownership of our common shares under our equity ownership guidelines, further promoting this objective.

•	Motivate Achievement of Financial and Strategic Goals — We believe an effective way to reach our short- and long-term financial goals and strategic objectives is to make a significant portion of our executive officers’ overall compensation dependent on the achievement of such goals and objectives. We believe in appropriately rewarding performance that exceeds target measures. Additionally, we believe the portion of an executive officer’s total compensation that varies with performance should be a function of an executive officer’s responsibilities and ability to influence results. As an executive officer’s responsibility increases, so should the amount of performance-based, variable compensation.

•	Competitiveness — We believe an executive officer’s total compensation should be competitive and reflect the value of the executive officer’s position in the market and within the Company in order to attract qualified executives, motivate them to perform and retain and develop executives with the abilities and skills needed to build long term shareholder value.

Processes and Procedures for Determining Executive Compensation

Role of the Compensation Committee

The Compensation Committee has primary responsibility for designing our executive compensation program and for making compensation decisions under the program. In fulfilling our duties and responsibilities for 2010, we sought input, advice and recommendations from an executive compensation consultant as well as recommendations from our Chief Executive Officer on the compensation and performance of our executive officers.

The compensation consultant (Mercer) provides us with peer proxy and survey benchmark data with respect to all elements of an executive officer’s total direct compensation: base salary, short-term cash incentive compensation, and long-term equity-based compensation. Included in the consultant’s review are longer-term analysis of our performance, including return on capital, earnings and revenue growth and total shareholder return, and how compensation paid to our executive officers compares to that of our peer and survey groups. It is our practice to set relative performance that will be retained through a full ten-year business cycle, not just for periods of one or three years. It is expected that positioning of target performance levels relative to actual peer company performance will vary through the ten-year business cycle.

Notably, we are not bound by the input, advice or recommendations we received from the executive compensation consultant or from our Chief Executive Officer. Instead, we at all times exercised independent judgment in making executive compensation decisions for 2010.

We met eight times in Fiscal Year 2010. We met in executive session to determine all elements of Mr. Hilton’s total compensation — base salary, short-term incentive compensation, and long term equity-based compensation. We reviewed the summary of compensation of chief executive officers of the peer group and considered Mercer’s recommendations in arriving at a base salary for Mr. Hilton and awarded short and long term incentive payouts based on Fiscal Year 2010 performance. Mr. Hilton did not offer any recommendations for his compensation.

Role of the Compensation Consultant

Mercer is a subsidiary of Marsh & McLennan Companies, Inc., a global professional services firm providing advice in the areas of risk, strategy and human capital. The lead consultant from Mercer reported directly and exclusively to our Committee Chairperson and provided objective support based on his expertise regarding current and emerging best practices with regard to executive compensation. Specifically, we asked Mercer to:

•	provide information related to relevant trends in executive compensation practices;

•	provide advice regarding the Company’s appropriate peer group;

•	prepare a comprehensive report detailing Nordson’s performance relative to its peer group with respect to total shareholder return and the metrics we employ to measure performance — earnings per share growth, revenue growth and return on capital; and

•	compare actual base, short-term and long-term incentive payments and equity awards for the executive officers to those in the peer group with comparable responsibilities, or with appropriate survey data where peer group proxy data was not available.

During 2010, Mercer received $147,764 for these services which also included providing survey data and advice regarding directors’ compensation. In addition, management engaged Mercer and its affiliate organizations to provide the following services which are unrelated to executive or director compensation:

•	non-customized compensation surveys for some of the Company’s international subsidiaries;

•	investment advisory services with respect to the U.S. pension and 401(k) retirement plans; and

•	brokerage services for the casualty insurance portion of the Company’s risk management and insurance program.

Mercer and its affiliates received $171,473 for these additional services.

We have reviewed these additional services in the context of Mercer’s engagement to provide advice regarding our executive compensation program and determined that these services do not constitute a conflict of interest or prevent Mercer from being objective in the work Mercer performs for the Committee.

Role of Executive Management

Our Chief Executive Officer and Vice President, Human Resources reviewed Mercer’s analyses and assessments, developed initial recommendations for base salary adjustments and incentive compensation for our executive officers (other than our Chief Executive Officer) for 2010, and presented management’s initial recommendations. More specifically, our Chief Executive Officer and Vice President, Human Resources had the following roles in preparing management’s initial recommendations for 2010:

Chief Executive Officer	Vice President, Human Resources

• provided a self-assessment of his performance for the fiscal year;	• developed written background and supporting materials for review prior to our meetings;
• attended our committee meetings but was not present during executive sessions;	• attended our committee meetings but was not present during executive sessions;
• attended the annual review presented by Mercer of our executive officer compensation compared to that paid by members of our peer group companies;	• attended the annual review presented by Mercer of our executive officer compensation compared to that paid by members of our peer group companies; and
• made recommendations about designs for and, if warranted, changes to our short-term and long-term incentive programs;	• made recommendations about designs for and, if warranted, changes to our short-term and long-term incentive programs.
• provided an assessment of each executive officer’s performance; and
• recommended annual base salary adjustments, target award levels under the short-term cash incentive plan, long-term incentive plan, and equity grants for executive officers other than himself.

We reviewed Mr. Hilton’s recommendations regarding payouts under the short-term incentive compensation program and discussed them with Mercer. We believe that this review helped ensure that Mr. Hilton’s compensation recommendations were in line with the executive compensation program’s stated philosophy and objectives, and were reasonable when compared to the competitive market.

Benchmarking

Each year we establish our compensation peer group by selecting companies with revenues ranging in size from approximately twenty-five percent to slightly above two times our revenue, which have a significant portion of their business located or transacted internationally and which have a business focus on precision industrial manufacturing. For Fiscal Year 2010, our compensation peer group consisted of 15 publicly-traded companies listed below. Based on the most recent public reports available at the time we set Fiscal Year 2010 compensation (in December 2009), the median peer group revenues were $1,034.2 million compared to our 2009 revenues of $819.2 million. We are positioned below the median of the peer group in terms of revenue size.

Company	Revenue
($ in millions)

AMETEK, Inc.	$2,098.4
Roper Industries, Inc.	$2,049.7
Donaldson Company, Inc.	$1,877.1
Esterline Technologies Corporation	$1,425.4
IDEX Corporation	$1,329.7
Actuant Corporation	$1,239.8
Watts Water Technologies, Inc.	$1,225.9
Barnes Group Inc.	$1,034.2
Albany International Corp.	$871.0
Nordson Corporation	$819.2
Robbins & Myers, Inc.	$640.4
Novellus Systems, Inc.	$639.2
Graco Inc.	$579.2
Gerber Scientific, Inc.	$458.4
Drew Industries, Inc.	$397.8
Kulicke & Soffa Industries, Inc.	$225.2

Primary Compensation Allocation

Overall, the Committee seeks to provide a total direct compensation opportunity (base salary, short-term incentive awards, and long-term incentive and equity awards) for our executive officers that approximates the median value our peer group. Within the total direct compensation opportunity for any executive officer, individual components of compensation may be greater or lesser than the median, because the Committee is primarily concerned with the competitiveness of the entire program versus any one element of compensation. Actual compensation realized can vary significantly from the target opportunity for any component of compensation or for total direct compensation based on Company or individual performance and Company stock price fluctuation. Consistent with market practice, Mr. Hilton’s compensation is substantially more than that of other executive officers based on his level of responsibility. As part of the process for determining total direct compensation, we also review tally sheets which detail the value, earnings, and accumulated potential payout of each element of an executive officer’s compensation. The tally sheets help us in considering the retention value of an executive officer’s accumulated compensation package and compare executive officers’ accumulated compensation.

For 2010, the total target direct compensation for each named executive officer was set such that if we performed at the median of our peer group, each named executive officer’s total direct compensation would equal approximately the median of our peer group’s total target direct compensation for executive officers with comparable responsibilities. We chose this benchmark because the Company’s historical total shareholder return performance is slightly above the median of the peer group total shareholder return performance over a comparable business cycle. We believe that this methodology enables us to remain competitive in our markets without incurring unnecessary costs.

For 2010, the allocation among the elements of compensation supported our principles that: (i) a significant amount of pay should be variable, (ii) realized compensation should be significantly tied to performance, (iii) the portion of an executive officer’s total compensation that varies with performance should be a function of an executive officer’s responsibilities and ability to influence results and (iv) the economic interests of our executives should be aligned with our shareholders.

The following table depicts the allocation by compensation element as a percentage of total direct compensation (at target payout) among the primary elements of compensation for each of our named executive officers at the time we set compensation for 2010:

Element	Hilton	Campbell	Thaxton	Keane	Lambert	Bloomfield

Annualized Base Salary	24%	22%	37%	31%	36%	36%
Short-Term Cash Incentive	22%	21%	22%	22%	22%	21%
Long-Term Incentive (including equity grants)	54%	57%	41%	47%	42%	43%

As the table reflects, Mr. Hilton’s target total direct compensation mix has a greater percentage of variable performance-based compensation than the target mix of the other named executive officers because of his greater influence on Company performance. Mr. Campbell’s allocation reflects an annualized allocation though he was employed for only three months of the fiscal year.

Summary Table — Components of Our Executive Compensation Program

Compensation of our named executive officers for 2010 consists principally of the elements identified in the following summary table:

Pay		Form of
Component	Linkage to Compensation Objectives	Compensation

Base Salary	Provides market-competitive compensation to attract, retain and motivate exceptional executive talent.	Fixed cash element of total direct compensation
Short-term Incentives	Intended to motivate and reward achieving and exceeding pre-established short-term performance goals; retain executive team.	Cash
Long-term Equity-Based Incentives	Provide strong incentive to meet or exceed pre-established long-term financial goals that align with long-term shareholder interests; value tied to Nordson common share price; attract, retain and motivate executive talent.	Stock Options (50% of long-term award value)
Performance Share Units (50% of long-term award value)
Welfare and Retirement Benefits: Health, life and disability insurance, and pension and 401(k) plans	Provide competitive employer benefits structure; attract and retain executive talent.	Broad-based employee welfare and retirement benefits
Excess Pension Plan	Restore benefits that are limited by the Internal Revenue Code.	Cash or equivalent share units which convert to common shares on a one-for-one basis at distribution.

Pay		Form of
Component	Linkage to Compensation Objectives	Compensation

Deferred Compensation Plan	Reinforce our compensation philosophy of encouraging and facilitating share ownership and aligning the long-term interests of executives with shareholders; provide tax-deferred vehicle for retirement income accumulation; and restore benefits that are limited by the Internal Revenue Code in the qualified pension plan for our most highly-paid executives.	Cash or equivalent share units which convert to common shares on a one-for-one basis at distribution.
Executive Benefits/Perquisites	Attract and retain executive talent through competitive benefits and perquisites.	Annual physical exam, tax/financial planning or preparation services, professional business club expenses, and relocation expense reimbursement.
Change-in-Control Benefits	Attract and retain executive talent.	“Single trigger” accelerated equity vesting.
	Align executive and shareholder interests by enabling our named executive officers to consider corporate transactions that are in the best interests of our shareholder and other constituents without undue concern over whether the transactions may jeopardize the named executive officer’s own employment.	“Double trigger” cash severance payments if a termination of employment occurs by the Company without cause or by the executive for good reason in connection with or within two years following a change-in-control.

Components of Executive Compensation — Base Salary, Short- and Long-Term Incentives, Perquisites, Welfare and Retirement Benefits, and Change-in-Control Benefits

Base Salary

We pay base salaries to our executive officers to recognize and reward their experience, expertise, level of responsibility, seniority, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and our success. We review annually, but do not necessarily adjust the base salaries of our executive officers. Adjustments to salaries are used to reward individual performance of our executive officers on a day-to-day basis during the year and to encourage them to perform at their highest levels. We also use base salary to attract and retain top quality executives.

We set base salaries for each executive officer based upon his/her comparable position within the executive officer positions within our peer group as disclosed in proxy information or, if there are no comparable proxy position, for similar positions at similarly-sized companies using salary survey data. We typically consider the responsibilities, performance and experience of the executive officer; base salaries of comparable officers at peer companies; and the recommendations of our Chief Executive Officer for all executive officers other than himself.

2010 Actions and Analysis

In 2009, we accepted management’s recommendation that base salaries of our executive officers be frozen for Fiscal Year 2009. The recommendation, made at the time we set compensation for 2009, reflected our executive officers’ recognition of the impact the global recession was having on our employees and performance. For Fiscal Year 2010, we reinstated base salary increases in response to the upturn in performance we experienced in the last quarter of Fiscal Year 2009 and the prospects for recovery in Fiscal Year 2010.

Based on Mercer’s assessment and analysis of our performance and that of our peer group over a ten-year business cycle and consistent with Mercer’s recommendation, we revised our approach to setting target total direct compensation for each executive officer. We moved from target total direct compensation at the 65th percentile of the peer group to target total direct compensation at approximately the median of the peer group. Considering Mercer’s recommendation, and that of our Chief Executive Officer, we set individual base salaries of our named executive officers for Fiscal Year 2010 at a level both reflective of peer group base salary compensation and supportive of our objective of paying total direct compensation at the median for median performance. The base salary levels were determined by considering each officer’s seniority in position, experience, expertise, overall performance and contribution to the Company and market competitiveness.

We also eliminated the country club membership reimbursement perquisite and the car allowance afforded all U.S.-based executive officers. In lieu of the car allowance, we provided a one-time only supplement ($8,000) to increases in 2010 base salaries of our U.S.-based executive officers.

The following table illustrates the annualized base salaries of our named executive officers for 2010:

			Increase From
	Base Salary	Base Salary	2009 Base
Name	2010	2009	Salary (%) (1)

Michael F. Hilton	675,000	—	—
Edward P. Campbell (2)	765,000	765,000	0%
Gregory A. Thaxton (3)	308,000	253,000	18.6%
John J. Keane	318,000	300,000	3.3%
Peter G. Lambert (4)	268,000	222,000	17.1%
Douglas C. Bloomfield	238,000	220,000	4.5%

(1)	The percentage increase calculation does not include the effect of a one-time $8,000 supplement to base salary for Fiscal Year 2010 to offset the discontinuation of the annual $12,000 car allowance.

(2)	In anticipation of his retirement in early FY 2010, the Committee did not increase Mr. Campbell’s base salary.

(3)	The increase in Mr. Thaxton’s base salary reflects the Committee’s adoption of Mercer’s recommendation and the Committee’s intent to bring Mr. Thaxton’s total direct compensation in line with the median total direct compensation of chief financial officers of the peer group.

(4)	The calculation for Mr. Lambert includes an increase attributed to his promotion to Senior Vice President effective November 2009.

Short-Term Incentive Compensation

Our short-term incentive compensation is cash-based and designed to reward annual achievement of specific pre-established performance goals. In our judgment, these pre-established annual performance goals are sufficiently demanding to produce performance above the peer group median level with the intent of providing our long-term shareholders with an above-average return on their investment. We must certify that performance thresholds and any other material terms were met or exceeded prior to any payout being made.

Under our shareholder-approved short-term Management Incentive Compensation Plan, each executive officer is eligible to receive for any fiscal year a maximum incentive award equal to 1.5% of our operating cash flow for that fiscal year, but in no event shall such incentive award exceed $2,000,000.

In setting payout opportunities, we consider Mercer’s analysis of peer group short-term incentive payout levels and set quantitative measures for the incentive compensation opportunity for our executive officers as a percentage of their annualized base salaries. These payout values have been historically set such that the maximum payout will be significantly below that permitted under the Management Incentive Compensation Plan.

2010 Actions and Analysis

As with base salaries, we reinstated the short-term incentive opportunity for our executive officers based on the upturn in performance we experienced in the last quarter of Fiscal Year 2009 and the prospects for recovery in Fiscal Year 2010. We recognized the impact of setting 2010 targets and performance goals based on negative earnings per share results in 2009 would render meaningless our historical absolute metrics of setting performance measures based on growth over actual results from the prior fiscal year. Consequently, we exercised our authority under the shareholder approved Long-Term Performance Plan to exclude the negative and distorting effect of the $7.08 per share charge recognized in 2009 for impairment of goodwill and other long-lived assets from targets and performance goals set for the 2010 annual plan.

We revised our method for calculating return on capital for 2010 to motivate management to pursue acquisitions that may pay lower returns initially while maintaining high returns on existing capital. Under this revised method, a capital charge is applied to unamortized goodwill associated with acquisitions occurring subsequent to 2009, and capital is net of cash, marketable securities and such post-2009 unamortized goodwill.

The performance payout opportunities for the named executive officers as a percentage of their annualized base salaries were:

	Hilton	Campbell	Thaxton	Keane	Lambert	Bloomfield

Threshold	45%	50%	27.5%	35%	30%	27.5%
Target	90%	100%	55%	70%	60%	55%
Maximum	180%	200%	110%	140%	120%	110%

For comparison purposes, Mr. Campbell’s allocation percentages reflect those in place for 2009, the last full fiscal year he served as our Chief Executive Officer.

We established two performance measures by which to measure short-term incentive compensation performance levels and payouts: diluted earnings per share growth and return on capital. We consider earnings per share growth and return on capital to be performance measures critical to our financial performance and profitable growth because each of these measures offers the proper balance between growth and profitability. As a result, we have weighted each performance measure evenly in terms of determining short-term cash incentive compensation payouts. More specifically:

•	Diluted earnings per share growth measures the rate at which management has succeeded in increasing the profits per unit of ownership by shareholders. Earnings per share growth is easily compared among peers and the measure is commonly used by the investment community to communicate performance. The formula we utilize for diluted earnings per share is net income divided by weighted average common diluted shares outstanding.

•	Return on capital measures the amount of profitability per unit of capital invested by management to generate earnings and is also easily compared to peer group companies’ performance. We define Return on Capital as: (net income plus after-tax net interest expense — 10% post-2009 good will) ÷ (equity plus total debt and leases minus cash and marketable securities minus post-2009 goodwill).

The choice of these performance measures aligns the interests of our executive officers with those of our long-term shareholders because we believe achieving greater return on capital and earnings per share growth over time will drive improved shareholder return and foster maximum value for our assets.

Threshold, target and maximum quantitative performance levels and performance actually achieved for each measure for 2010 were:

Measure	Threshold	Target	Maximum	Actual

Return on Capital	8%	11.5%	16%	31.6%
Diluted Earnings Per Share Growth	0%	10%	20%	99%
— Equivalent Amount per Share	$2.31	$2.54	$2.77	$4.91 (1)

(1)	$4.91 represents reported diluted earnings per share of $4.91 prior to exclusion of the $.31 per share tax benefit associated with the write-off of our tax basis in our UV graphic arts product lines that were sold in 2010. Accordingly, the 99% growth in diluted earnings per share excludes this adjustment.

For 2010, the Company’s operating cash flow was $301,519,000, yielding a maximum opportunity of $4,523,000 for each participant if the $2,000,000 maximum award cap was not in place. Based on our achieving performance that exceeded the maximum performance level established for each performance measure, and after considering Mercer’s analysis and assessment and Mr. Hilton’s recommendation, we determined individual payouts under the short-term incentive compensation plan for Messrs. Thaxton, Keane, Lambert and Bloomfield would be at the maximum amount, which is significantly below the $2,000,000 permissible maximum payout under the Management Incentive Compensation Plan.

Mr. Hilton’s Compensation

In determining Mr. Hilton’s short-term incentive plan payout, we first considered the Company’s extraordinary financial performance under his leadership when compared to Fiscal Year 2009. In addition to financial performance, the Committee evaluated Mr. Hilton’s day-to-day performance in his first year as our Chief Executive Officer. Mr. Hilton provided exceptional, consistent leadership of his executive team resulting in achieving the following non-exhaustive list of accomplishments:

•	maintained structural cost savings garnered in 2009, limiting total selling and administrative expenses as a percent of sales to less than 37%;

•	continued and enhanced our robust strategic planning process;

•	following management’s focus on cash conservation in 2009, reenergized management’s efforts in executing on our acquisition strategy by stressing additional discipline in our pre-offer analysis, due diligence and integration planning and execution;

•	enhanced our talent management process resulting in a robust approach to succession, progression, development and retention of key employees; and

•	created a new enterprise-level leadership position to drive profitable growth by elevating continuous improvement and margin enhancement efforts to higher levels.

These accomplishments contributed to our decision to make a short-term incentive payment to Mr. Hilton equal to the maximum payout value.

The following table sets forth information for 2010 short-term cash incentive compensation for each of our named executive officers: payout opportunity at threshold, target and maximum performance levels; actual aggregate payout and actual aggregate payout as a percentage of aggregate target:

								Actual
	Payout Opportunity ($)			Payout Opportunity ($) for				Payout as
	for Return on Capital			Diluted Earnings per Share			Actual	% of
	Performance Measure			Performance Measure			Aggregate	Aggregate
Name	Threshold	Target	Maximum	Threshold	Target	Maximum	Payout ($)	Target

Michael F. Hilton(1)	120,235	240,469	480,938	120,235	240,469	480,938	961,876	200%
Edward P. Campbell(2)	47,813	95,625	191,250	47,813	95,625	191,250	382,500	200%
Gregory A. Thaxton	42,350	84,700	169,400	42,350	84,700	169,400	338,800	200%
John J. Keane	55,650	111,300	222,600	55,650	111,300	222,600	445,200	200%
Peter G. Lambert	40,200	80,400	160,800	40,200	80,400	160,800	321,600	200%
Douglas C. Bloomfield	32,725	65,450	130,900	32,725	65,450	130,900	261,800	200%

(1)	Mr. Hilton’s potential and actual payouts were based on base salary earned as President and Chief Executive Officer for Fiscal Year 2010 — $534,375.

(2)	Mr. Campbell’s potential and actual payout amounts are adjusted to reflect base salary earned for that portion of Fiscal Year 2010 he was employed — $191,250.

Long-Term Incentive Compensation

We use equity compensation to align our named executive officers’ interests with those of our shareholders and to attract and retain high-caliber executives through recognition of anticipated future performance. Under our Long-Term Performance Plan we can grant a variety of share-based awards, including performance share units and stock options. Our Chief Executive Officer makes annual recommendations to the

Compensation Committee of the type and amount of equity awards for the executive officers. Because all components of the long-term incentive opportunity are delivered in Company shares, they all become more or less valuable with changes in shareholder value. In recent years the Committee has selected two balanced components for the executive officer’s long-term incentives: stock options to directly reward executives for increases in stock price and performance share units which are conditioned on performance over a three-year period to provide focus on our longer-term goals — cumulative revenue growth and cumulative earnings per share growth.

We set the target dollar values of long-term incentives such that total direct compensation is at the median of similar compensation awarded by the peer group. The three-year performance period measures we use and the goals we set for the performance share opportunity are based on our long-term strategic objectives in effect at the time the measures and goals are set. We set the total long-term incentive opportunity and then allocate approximately 50% of the total target value of each executive officer’s long-term incentive compensation to stock options and approximately 50% to the performance share opportunity. This allocation balances the opportunity between performance shares, which are earned based on long-term financial, operational and strategic measures, and stock options, the value of which is based on long-term performance of our common shares.

We do not allocate an unbalanced percentage to stock options to avoid any appearance that the executive compensation program is a positive or negative indicator of current common share value or anticipated common share performance. We fix the exercise price of an option (the price at which the shares may be purchased) at the fair market value on the grant date. Thus, an option becomes more valuable as the price of our common shares increases. Alternatively, an executive officer will not receive any value from a stock option if the price of our common shares decreases below the exercise price of the option. Stock options are also a valuable retention tool because our option grants vest over a period of time and, with a few limited exceptions, unvested options are forfeited if an executive officer’s employment terminates.

Performance share units entitle the recipient to receive one share of Nordson common stock for each performance share unit upon the satisfaction of performance objectives and other conditions to earning the award. Performance share units are granted each year with three-year performance cycles. The awards are paid out at the end of the three-year period based on performance, if threshold performance levels are achieved.

Under our Long-Term Incentive Plan, each executive officer is eligible to receive for any fiscal year a maximum aggregate payout value equal to 1.0% of our operating cash flow during a performance period, but in no event shall such payout have a value greater than $4,000,000.

2010 Actions and Analysis

We considered Mercer’s annual analysis and assessment in setting the level of long-term incentive compensation for Fiscal Year 2010 at the beginning of the fiscal year. We established an intended long-term incentive value for each named executive officer with reference to the total direct compensation opportunity targets for the named executive officers. The actual value realized may differ significantly (up or down) from the intended value due to our share price performance over the life of the awards, and the extent to which performance targets are met. When setting these intended values, we considered the peer group competitive data, individual performance, relative experience, and target total direct compensation opportunities for each named executive officer. As noted above, the expected value of the total combined long-term incentive compensation awards to executive officers, when performance meets targets, is generally intended to approximate the median of the peer group, although specific positioning may differ by individual.

Performance Shares

2010-2012 Performance Period.  At the beginning of the fiscal year, we set performance goals for the 2010-2012 long-term incentive opportunity. Performance share units were granted conditioned upon the Company’s three-year performance towards the cumulative earnings per share and cumulative revenue for the three-year performance period. We exercised our discretion under the Long-Term Incentive Plan and set the quantitative measures for the long-term incentive compensation opportunity for our executive officers such that the maximum payout would be significantly below that permitted under the Long-Term Incentive Plan. The number of performance share units granted for each of the named executive officers at the threshold, target and maximum performance levels are as follows:

	Potential Payout (# Units)
Name	Threshold	Target	Maximum

Michael F. Hilton	6,109	12,217	24,434
Edward P. Campbell (1)	725	1,450	2,900
Gregory A. Thaxton	1,500	3,000	6,000
John J. Keane	2,000	4,000	8,000
Peter G. Lambert	1,175	2,350	4,700
Douglas C. Bloomfield	1,050	2,100	4,200

(1)	Amounts of performance share units shown for Mr. Campbell represent the pro-rated number of performance share units based on the number of months Mr. Campbell was employed with us in Fiscal Year 2010.

The 2010-2012 performance period threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures are:

Measure	Threshold	Target	Maximum

Cumulative Earnings Per Share Growth	4%	8%	14%
— Equivalent amount per share ($)	$7.50	$8.10	$9.06
Cumulative Revenue Growth	5%	7.5%	14%
— Equivalent revenue levels ($)	$2,711,500,000	$2,844,900,000	$3,212,100,000

These measures were chosen because they offer a balance between growth in the size of the Company, as measured by revenue, and profitable growth. As a result, we weighted each performance measure evenly in terms of determining opportunity payouts. More specifically,

•	Cumulative earnings per share growth measures the rate at which management has succeeded in growing profits on a sustained basis over a three-year period. It is the constant percentage by which earnings per share would need to grow over a base period amount during a three-year period such that the sum of earnings per share calculated at such a constant growth rate for such three years is equal to the sum of the actual earnings per share earned over the same three-year period. It is a superior measure of sustained earnings growth because it is influenced by the earnings performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s earnings to the base period amount.

•	Cumulative revenue growth is a similar measure to cumulative earnings per share growth except that it measures the rate at which management has succeeded in growing revenue on a sustained basis over a three-year period. While the growth in profits and profitability are of primary importance, management is also expected to grow the size and scale of the Company, and cumulative revenue growth is an effective measure of their success in doing so.

We believe these two measures together align the interests of our executive officers with those of our shareholders because achieving sustained earnings per share growth and revenue growth over time will drive improved shareholder return and foster maximum value for our assets.

2008-2010 Performance Period.  In December 2007, we established the following threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the 2008-2010 performance period:

Measure	Threshold	Target	Maximum

Cumulative Earnings Per Share Growth	5%	7.5%	14%
— Equivalent amount per share ($)	$9.14	$9.59	$10.82
Cumulative Revenue Growth	5%	7.5%	14%
— Equivalent revenue levels ($)	$3,288,900,000	$3,450,700,000	$3,896,000,000

These measures were chosen for the same reasons expressed above with respect to the 2010-21012 Performance Period.

For the 2008-2010 performance period, the Company’s operating cash flow was $301,519,000, yielding a maximum award opportunity of $3,015,000 for each participant. Reflecting the impact that the global recession had upon our business in 2009, the second year of the 2008-2010 performance period, the Committee confirmed performance for the period at 80.5% of the plan’s aggregate target. For the cumulative earnings per share growth measure, performance was at 80.5% of target; for the cumulative revenue growth measure, performance was below threshold. Cumulative earnings per share for the three-year period were $10.34, which is equivalent to a constant annual growth rate of 11.56% over the three-year performance period. Cumulative revenue for the three-year period was $2,986,000,000, which is equivalent to a .08% constant annual growth rate over the three-year performance period. In addition and consistent with our authority to exclude certain one-time charges or benefits in determining performance results and payouts, in determining payouts for the 2008-2010 Long-Term Incentive Plan we excluded the negative and distorting effect of the $7.08 per share charge recognized in 2009 for impairment of goodwill and other long-lived assets and also the tax benefit in the amount of $.31 per share associated with the write-off of our tax basis in UV graphics arts product lines which were sold in 2010.

The following table sets forth information for the 2008-2010 long-term incentive opportunity for each of our named executive officers: potential payout (in number of share units) at threshold, target and maximum levels; and actual payouts (rounded to the nearest whole share) and value of the payout determined using the closing share price on December 7, 2010 — $86.63

					Value on
	Potential Payout (# Units)			Payout	Date of
Name	Threshold	Target	Maximum	(# Shares)	Award ($)

Michael F. Hilton (1)	—	—	—	—	—
Edward P. Campbell (2)	9,825	19,650	39,300	11,864	1,027,778
Gregory A. Thaxton	1,225	2,450	4,900	1,972	170,834
John J. Keane	2,418	4,835	9,670	3,892	337,164
Peter G. Lambert	1,225	2,450	4,900	1,972	170,834
Douglas C. Bloomfield	1,225	2,450	4,900	1,972	170,834

(1)	Mr. Hilton did not participate in the 2008-2010 performance plan.

(2)	Mr. Campbell’s payout was prorated based on 27 out of 36 months he was employed during the 2008-2010 performance period.

The payout was significantly below the maximum amount permitted under the Long-Term Incentive Plan and well below the maximum payout opportunity we set for the performance period.

Stock Options

We granted stock options for 2010 to our executive officers at our December 3, 2009 meeting, at the same time we granted options to other key employees under our Key Employee Stock Option Program. We chose to grant stock options at our early December meeting because we have historically granted stock options during this meeting, which is scheduled annually at this time to certify prior fiscal year performance results, determine incentive plan payouts and set compensation and performance goals for the next fiscal year.

The options granted to our named executive officers in 2010 represent 50% of the target long-term incentive; expire in ten years; have an exercise price equal to the closing price of our common shares on the grant date; and vest in 25% increments in each of the four years following the grant date.

The following table provides the number of stock options granted to our named executive officers for Fiscal Year 2010:

	Options	Grant Date
Name	(# Shares)	Fair Value ($)(1)

Michael F. Hilton (2)	34,609	873,877
Edward P. Campbell (3)	—	—
Gregory A. Thaxton	7,500	168,150
John J. Keane	11,800	264,556
Peter G. Lambert	6,600	147,972
Douglas C. Bloomfield	6,100	136,762

(1)	The $22.42 grant date fair value was determined using the Black-Scholes option pricing model.

(2)	For Mr. Hilton, options were granted and priced effective the first day of employment — January 16, 2010. The $25.25 grant date fair value for Mr. Hilton’s grant was determined using the Black-Scholes option pricing model.

(3)	No options were granted to Mr. Campbell in anticipation of his retirement in January 2010.

Restricted Shares

As discussed earlier in this Compensation Discussion and Analysis, executive officer base salaries were frozen for Fiscal Year 2009. In addition, our executive officers agreed at the beginning of the fiscal year to forgo any payouts under the short-term cash incentive opportunity, regardless of whether 2009 fiscal year performance eventually justified a payout for the opportunity. In recognition of management’s efforts in 2009 in implementing programs to address the global recession’s impact that resulted in strong operating results, share price appreciation in 2009 and total shareholder return of nearly 46%, and as a senior management retention tool, we made a special grant of restricted shares to our executive officers. Shares were granted July 7, 2010 and restrictions on transfer expire on a pro-rata basis each year for three years. While restrictions are in place, the executive officer is the beneficial owner of the shares and possesses all voting and dividend rights. Dividends are payable at the same rate as is paid on the Company’s common shares generally. These grants were in addition to customary 2010 compensation for these executives.

The special grant was made after receiving advice from Mercer, and we chose to grant time-vested restricted shares instead of a discretionary cash bonus consistent with the purpose of awarding performance shares under the Long-Term Incentive Plan — aligning executive officers’ interest with that of our long-term shareholders — and to retain the long-term element focus of the long-term incentive opportunity. The value of the grant was determined by reference to the approximate value of the long-term incentive performance share opportunity in 2009 and intended to support achievement of the share ownership requirements.

The following table provides information regarding the restricted share grant:

	Restricted
	Shares		Grant Date
Name	Granted (#)	Grant Date	Value ($)

Michael F. Hilton (1)	3,421	1-16-10	210,015
Edward P. Campbell (2)	—	—	—
Gregory A. Thaxton	2,200	7-7-10	125,356
John J. Keane (3)	2,000	12-3-09	109,040
John J. Keane (3)	1,500	7-7-10	85,470
Peter G. Lambert	2,000	7-7-10	113,960
Douglas C. Bloomfield	1,800	7-7-10	102,564

(1)	Mr. Hilton received a restricted share grant in accordance with the terms of his employment agreement. He did not participate in the July 2010 grant.

(2)	Mr. Campbell retired as our President and Chief Executive Officer prior to the grant.

(3)	For retention purposes, Mr. Keane had previously been granted 2,000 restricted shares on December 3, 2009. As a consequence, he received a fewer number of shares granted on July 7, 2010 than the other named executive officers.

Executive Perquisites

We provide various perquisites to each of our executive officers to promote the business objectives facilitated by each perquisite described below. We also use these perquisites to help ensure that our executive compensation program remains competitive to allow us to attract and retain top executive talent.

Business Clubs.  We reimburse Mr. Hilton for a single private business club membership to encourage entertainment of business colleagues and customers, engaging in social interaction with peers from other companies, local leadership in the community and holding business meetings at a convenient offsite location. In addition, we provide all executive officers with memberships to airline travel clubs that allow them to be more productive when traveling on commercial airlines. The country club membership expense reimbursement perquisite ended effective with Mr. Campbell’s retirement. We do not reimburse any executive officer for personal expenses associated with the executive officer’s personal country club membership.

Financial, Estate, and Tax Planning and Preparation.  We pay or reimburse our executive officers for financial, estate and tax planning and preparation fees and expenses. The maximum reimbursement is $5,000 per calendar year. We provide this perquisite to assist our executive officers in obtaining high-quality financial counseling enabling them to concentrate on business matters rather than on personal financial planning.

Executive Physicals.  We pay for annual physicals for U.S.-based executive officers. We provide this perquisite as part of the overall preventive medicine program to help promptly identify and address medical issues and to preserve our investment in our executive officers by encouraging them to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Automobiles.  We eliminated the car allowance perquisite for U.S.-based executive officers effective with the 2010 compensation program. In lieu thereof, we added a one-time base salary supplement for each U.S.-based executive officer of $8,000.

Relocation Expense Reimbursement.  We reimburse executive officers for expenses incurred in relocating at our request under a standard relocation policy for all employees which permits certain expenses to be grossed up in accordance with Internal Revenue Service guidelines. As part of the employment agreement we have with Mr. Hilton, we also agreed to reimburse Mr. Hilton for actual loss on the sale of his home up to $500,000. Mr. Hilton was reimbursed $422,200 under this obligation. This payment was not grossed-up for income tax purposes.

Attributed costs of these perquisites for our named executive officers during 2010 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2010.

Welfare and Retirement Benefits

Medical, Disability and Life Insurance Benefits

Our U.S.-based executive officers participate in a Company-sponsored health care plan for U.S.-based employees that provides medical, vision and dental insurance and prescription drug coverage. We also offer group life insurance and short-and long-term disability plans that cover all U.S. salaried employees.

Retirement Benefits

401(k) Plan.  Our executive officers are eligible to participate in a Company-sponsored 401(k) tax-qualified retirement savings plan for all U.S.-based employees. We match employee contributions $0.50 on the dollar for the first 6% of contributed compensation. Employee contributions to the 401(k) plan vest immediately, while matching contributions vest in increments based on years of service, with participants being fully vested after three years of service.

The amounts of our matching contributions to the 401(k) plan accounts of our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2010 in this Proxy Statement.

Deferred Compensation Plan.  We sponsor a non-qualified, unfunded and unsecured deferred compensation plan for U.S.-based executive officers. We believe this type of plan helps us compete effectively for executive talent because many other companies offer this type of benefit. A detailed description of our deferred compensation plan and information regarding contributions to those plans is provided in the “Non-Qualified Deferred Compensation for Fiscal Year 2010” table and the accompanying narrative and footnotes in this Proxy Statement.

Defined Benefit Pension Plan.  Our executive officers participate in a Company-sponsored tax-qualified pension plan for U.S.-based salaried employees. The pension plan is designed to work together with social security benefits to provide employees with 30 years of service retirement income that is approximately 55% of eligible compensation, subject to the Internal Revenue Service maximum monthly benefit. A detailed description of our pension plans for U.S.-based employees is provided in the narrative and footnotes to the “Pension Benefits for Fiscal Year 2010” table in this Proxy Statement.

Excess Defined Benefit Pension Plan.  This benefit restoration plan is an unfunded, non-qualified plan that provides benefits similar to the qualified defined benefit pension plan, but without the Internal Revenue Code earnings limitations. The plan is designed to provide retirement benefits to U.S.-based eligible participants as a replacement for those retirement benefits reduced by regulations under the Internal Revenue Code. Together, the defined benefit pension plan and excess defined benefit pension plan are intended to provide executive officers with retirement income at a level equivalent to that provided to all other employees under the defined benefit pension plan.

Mr. Hilton is not eligible for a benefit under the Company-sponsored defined benefit pension plan until he has five years of service. As a negotiated element of his employment agreement, we agreed to provide Mr. Hilton a supplemental non-qualified pension benefit in order to provide Mr. Hilton a retirement benefit until he becomes vested in the defined benefit pension plan. Under this supplemental benefit plan, Mr. Hilton is treated as if he were fully vested in the pension plan, solely in the event that Mr. Hilton experiences a termination due to death, disability, or without cause, or resignation with good reason (whether or not in connection with a change-in-control), as those terms are defined in the agreement, prior to becoming one hundred percent (100%) vested in the defined benefit pension plan. Once Mr. Hilton has accrued sufficient service to be fully vested, we have no obligation to provide the supplemental pension benefit.

Severance and Change-in-Control Retention Agreements

The only obligation we have to provide an executive officer with severance pay other than following a change-in-control is with Mr. Hilton. As part of the negotiated employment agreement with Mr. Hilton to become our President and Chief Executive Officer, we agreed to provide Mr. Hilton with a cash severance benefit in the event his employment is terminated by the Company without cause. “Cause” for this purpose is defined as committing an act of fraud, embezzlement, theft or other similar criminal act constituting a felony and involving Company business. We provided this benefit based on the benefit afforded Mr. Hilton’s predecessor and for purposes of securing and retaining Mr. Hilton’s services.

Upon a termination by us without cause, in addition to payment of any accrued and unpaid compensation and benefits, Mr. Hilton is entitled to post-termination payments and benefits as follows:

(a) an amount equal to (i) two (2) times his annual base salary at the rate in effect on the date of termination, plus (ii) an amount equal to two (2) times the greater of: (x) ninety percent (90%) of his annual base salary, or (y) his target bonus payable in the fiscal year in which a termination occurs;

(b) a pro-rated amount of his annual bonus for such fiscal year based upon actual performance in such fiscal year, as determined at the end of the applicable performance period;

(c) a pro-rata payout of awards granted Mr. Hilton under the Long-Term Performance Plan for any performance period(s) not completed on the date of termination, based upon actual performance in each such applicable performance period, as determined at the end of the applicable performance period;

(d) full vesting in his benefit under the supplemental pension benefit described above and expiration of any restrictions on transfer of the initial equity grant or subsequent restricted common share grants; and

(e) continuation of health care and welfare benefits for a period of twenty four (24) months following the date of termination.

We will not gross-up any tax imposed upon any payment received by Mr. Hilton under his employment agreement.

We believe that the occurrence, or potential occurrence, of a change-in-control transaction in which we are the target could create substantial uncertainty regarding the continued employment of our executive officers. Therefore we have entered into change-in-control retention agreements with our executive officers in order to (i) retain these key executives during periods of uncertainty; (ii) enable these executives to evaluate, negotiate and execute a change-in-control transaction more objectively; (iii) encourage these executives to remain focused on running the business rather than seeking other employment in the event of a possible change-in-control; and (iv) preserve shareholder value by providing continuity of management during a transition period.

Upon the occurrence of a change-in-control, outstanding stock option grants to executive officers vest immediately, and any restrictions on share grants in effect on the date of a change-in-control lapse immediately. We believe that the acceleration of vesting for outstanding stock options and restricted shares is appropriate because, depending on the structure of a change-in-control transaction, continuing such awards may unnecessarily complicate a potentially beneficial transaction and it may not be possible to replace such awards with comparable awards of the acquiring company’s stock. The accelerated vesting also provides our executive officers and employee option holders with the same opportunities as our other shareholders who are free to realize the value created at the time of the transaction by selling their shares. We believe that accelerating these equity awards upon a change-in-control is appropriate to (i) minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officer’s equity awards, (ii) increase the likelihood that executive officers will remain with us after becoming aware of a pending or threatened change-in-control, and (iii) address the increased likelihood that executives may be terminated by a successor through no fault of their own.

We believe that a termination by the executive for good reason in connection with a change-in-control transaction may be conceptually the same as a termination by us without cause in certain circumstances. Recognizing that, in the context of a change-in-control, potential acquirers would otherwise have an incentive to constructively terminate our named executive officers’ employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances as well. In the event of a change-in-control, executive officers are entitled to a gross-up for any excise taxes imposed on the change-in-control benefits by federal income tax laws. We believe that the mitigation of the cost of excise taxes for our executive officers is necessary to preserve the benefits they are entitled to. This approach protects the value of compensation already awarded to the executive officers, and eliminates any potential personal bias against a change-in-control transaction.

We believe our change-in-control policy allows us to be competitive in this aspect of our compensation program. We consider the benefits offered under the retention agreements to be reasonable and appropriate for executive officers who may not be in a position to obtain readily comparable employment. We do not believe that named executive officers should be entitled to receive cash severance benefits merely because a change-in-control transaction occurs. The payment of cash severance benefits is only realized only upon the occurrence of a “double trigger” — an actual or constructive termination of employment within two years following a change-in-control.

Our change-in-control agreements and the associated potential payments and benefits are discussed in detail under the “Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement.

PART III: COMPENSATION COMMITTEE ACTIONS RELATED TO FISCAL YEAR 2011
EXECUTIVE COMPENSATION

At our December 7, 2010 meeting, we set 2011 base salaries and incentive compensation opportunities and performance measures. The base salary increases for the named executive officers range from 3.8% to 7.1%.

Performance measures for the short-term incentive plan are:

Measure	Threshold	Target	Maximum

Return on Capital	8%	11.5%	16%
Diluted Earnings Per Share Growth	0%	10%	20%

For the diluted earnings per share performance measure, the corresponding diluted earnings per share levels are: threshold — $4.60 per share; target — $5.06 per share; and maximum — $5.52 per share.

We also established the following threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the 2011-2013 Long-Term Incentive Plan:

Measure	Threshold	Target	Maximum

Cumulative Earnings Per Share Growth	4%	8%	14%
Cumulative Revenue Growth	5%	7%	11%

For the cumulative earnings per share growth measure, the corresponding cumulative earnings per share levels are: threshold — $14.93 per share; target — $16.13 per share; and maximum — $18.04 per share. For the cumulative revenue growth measure, the corresponding revenue levels are: threshold — $3,448,000; target — $3,583,000 and maximum — $3,864,000.

Acting with the advice of and upon input received from Mercer, we incorporated a restricted share grant as an element of our executive officer’s long-term compensation. We view the restricted share grant program as an important management succession planning, retention and recognition tool. Restricted shares, along with share options, supplement performance shares to achieve the target of long-term compensation in approximately the median range of our peer group. Restricted shares represent 20% of our named executive officers’ total long-term compensation with stock options and performance shares accounting for 40% each of executive officers’ long-term compensation. Restricted shares provide participants with dividends and voting rights beginning on the award date.

We granted stock options, performance share units for the 2011-2013 Long-Term Incentive Plan, and restricted shares to our executive officers consistent with our equity grant policy in the following amounts:

	Options	L-TIP Units
Name	(# Shares)	at Target (#)	Restricted Shares (#)

Michael F. Hilton	25,000	9,000	4,500
Gregory A. Thaxton	5,700	2,000	1,000
John J. Keane	8,000	2,800	1,400
Peter G. Lambert	5,300	1,900	900
Douglas C. Bloomfield	4,700	1,600	800

PART IV: POLICIES RELATED TO EXECUTIVE COMPENSATION

Equity Grant Policy

We make equity grants on a consistent schedule and do not grant long-term incentive awards or stock options to our executive officers in anticipation of the release of significant earnings announcements or other material non-public information likely to result in changes to the price of our common shares. Similarly, we do not time the release of material non-public information based on stock option grant dates. Awards are effective on the date that we grant the award. We have delegated limited authority to Mr. Hilton to approve equity awards, excluding grants made to executive officers. Equity grants approved by Mr. Hilton in any quarter will be effective the first day of the month following public disclosure of quarterly earnings for that quarter. In the event the effective date of the grant is a Saturday, Sunday or holiday, the effective date of grant will be the first subsequent day our common shares are traded. Such grants will be reported to the Compensation Committee at its next regularly scheduled meeting. In 2010, no stock option or restricted share grants were made other than by the Committee.

The grants are subject to (i) profit recapture (commonly known as a “clawback”) when an executive officer acts inconsistently with the non-compete provision of his or her employee agreement following termination of employment, or (ii) forfeiture in the event an executive officer’s employment is terminated due to a criminal act, fraud or other such behavior inconsistent with our Code of Business and Ethical Conduct. The invoking of the clawback or forfeiture provision is solely at our discretion. To date, we have not had the need to exercise our discretion in seeking profit disgorgement or forfeiture from any former executive officer.

Share Ownership Guidelines

We require share ownership by our executive officers to emphasize our executive compensation program’s objective of aligning the individual financial interests of our executive officers with the investment interests of our long-term shareholders. We require our executive officers to own the following multiples of base salary in the equivalent number of common shares:

Chief Executive Officer	5 times base salary
President (if other than the CEO)	3 times base salary
Other Executive Officers	2 times base salary

The number of shares required to be held varies according to our common share price movement. Newly elected or promoted executive officers will have up to five years to meet the ownership requirements after their election or promotion.

Executive officers who have not satisfied the share ownership requirements by the end of the five-year period or who have not shown progress (as subjectively determined by us) toward the required ownership level prior to the end of such five-year period will be expected to retain 100% of the shares acquired through exercise of options, lapse of transfer restrictions on restricted shares or long-term incentive performance share awards, net of shares tendered to cover the exercise price of the options, taxes due on the exercise of the options or the lapse of a restriction period until the share ownership requirement is achieved or there is progress towards the ownership requirement. We review annually the actual share ownership of each executive officer compared to the applicable share ownership guideline, including the number of vested stock options, share equivalent units in deferred compensation plans and share ownership in the Nordson Corporation Employee Stock Ownership and 401(k) Plans, each of which count as valid forms of share ownership under the ownership guidelines.

Accounting and Tax Considerations

We continuously review and evaluate the impact of tax laws, accounting changes and similar factors affecting our executive compensation program. For example, the enactment of Section 409A of the Internal Revenue Code, which impacts deferred compensation arrangements, is considered when we contemplate future changes to the program.

In the course of fulfilling our responsibilities, we routinely review the impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation paid in excess of $1,000,000 to the Chief Executive Officer and the next three highest paid executive officers of the Company, excluding the chief financial officer. The regulations under Section 162(m), however, exempt from this $1,000,000 limit various forms of compensation, including “performance-based” compensation. The Company’s short-term and long-term incentive plans satisfy the requirements of Section 162(m). We have established a requirement that executive officers will defer base salary and payouts under the short-term and long-term incentive plans to avoid the loss of deductibility.

Although we carefully consider the impact of Section 162(m) when administering the Company’s compensation programs, we do not make decisions regarding executive compensation solely based on the expected tax treatment of such compensation. In order to maintain flexibility in designing compensation programs that attract and retain key leaders, reward past performance, create an incentive for strong future performance and align executives’ interests with those of the Company’s long-term shareholders, we may deem it appropriate at times to forgo Section 162(m) qualified awards in favor of awards that may not be fully tax-deductible. We took such action in 2010 with respect to a portion of Mr. Hilton’s compensation as we determined that we would incur non-performance-based expenses in hiring Mr. Hilton to be our President and Chief Executive Officer, especially the income attributed to Mr. Hilton as he relocated to Northeast Ohio from his prior residence. $59,784 of Mr. Hilton’s total Fiscal Year 2010 compensation was not performance based and exceeded the annual $1,000,000 limitation under Section 162(m) for deductibility of non-performance based compensation.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive Proxy Statement on Schedule 14A and incorporated by reference into the Company’s Annual Report on Form 10-K for the Fiscal Year ended October 31, 2010, each as filed with the Securities and Exchange Commission.

Compensation Committee

Mary G. Puma, Chairperson
Lee C. Banks
Joseph P. Keithley
William L. Robinson
Benedict P. Rosen

January 21, 2011

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

RISKS RELATED TO EXECUTIVE COMPENSATION POLICIES AND PRACTICES

The Compensation Committee believes that the design of the executive compensation program as outlined in the “Compensation Discussion and Analysis” above places emphasis on long-term incentives and competitive base salaries. While the short-term incentive plan is tied to short-term performance, the Committee concluded that emphasis on long-term incentives appropriately balances risk and management’s motivations for our long-term success, including share price performance, with the interests of the our long-term shareholders. Although our program is designed to pay-for-performance and provide incentive-based compensation, the incentive-driven elements of our compensation program contain various mitigating features to ensure management is not encouraged to take unnecessary risks in managing the business that could maximize short-term results at the expense of long-term value. These factors include:

•	Oversight of the program by the Compensation Committee;

•	Discretion provided to the Compensation Committee to set targets and monitor performance and the ability to exercise, and historical use of negative discretion in setting incentive plan payouts to our executive officers;

•	Base salaries are fixed in amount and thus do not encourage risk taking;

•	A mixture of both short- and long-term goals and a mixture of cash and equity compensation;

•	Consistently setting maximum payout amounts available under the short- and long-term performance plans;

•	Incentives focused primarily on the use of reportable, measurable, and broad-based financial measures, with no one factor receiving an excessive weighting;

•	Service-based vesting conditions with respect to equity grants;

•	Share ownership guidelines to align the executive interests with those of our long-term shareholders; and

•	Forfeiture and profit recapture (“clawback”) terms that accompany stock option grants.

Based upon this analysis, we believe that our compensation policies and practices do not encourage our executive officers to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION FOR FISCAL YEAR 2010

The following narratives, tables, footnotes and supplemental tables present the components of compensation for our named executive officers for the Fiscal Years ended October 31, 2010, October 31, 2009 and October 31, 2008. The individual components of the total compensation reflected in the Summary Compensation Table (SCT) for Fiscal Year 2010 are:

•	Salary. Base salary earned by a named executive officer during Fiscal Years 2010, 2009 and 2008. Any amount of base salary deferred by a named executive officer is identified in footnote 1 to the table.

•	Bonus. We did not award any annual non-performance-based discretionary cash incentives to our named executive officers for Fiscal Years 2010, 2009 and 2008. The cash payouts under our short-term incentive compensation plan are included in the amounts presented in the “Non-Equity Incentive Plan Compensation” column of the table.

•	Stock Awards. The awards disclosed in the “Stock Awards” column consist of restricted share grants and performance share grants under our Long-Term Incentive Plan for the Fiscal Year 2008-2010, 2009-2011 and 2010-2012 performance periods. The amounts for the awards represent the grant date fair value as calculated under FASB ASC Topic 718 (formerly known as FAS 123R) for Fiscal Years 2010, 2009 and 2008 for each named executive officer. Details about the Long-Term Incentive Plan awards are included in the narrative accompanying the “Grants of Plan-Based Awards During Fiscal Year 2010” table below. For performance share awards, grant date fair value disclosed in the SCT is based on the level at which the award is expected to pay out, rather than at the maximum possible payout. The maximum payout appears in a footnote to the table.

•	Option Awards. The awards disclosed in the “Option Awards” column consist of option grants in Fiscal Years 2010, 2009 and 2008 (to the extent such awards remained unvested in whole or in part at the beginning of Fiscal Year 2010, 2009 or 2008). The amounts for the awards represent the grant date fair value of stock options as calculated under FASB ASC Topic 718 (formerly known as FAS 123R) for Fiscal Years 2010, 2009 and 2008 for each named executive officer. Details about the option awards made during Fiscal Year 2010 are included in the narrative accompanying the “Grants of Plan-Based Awards During Fiscal Year 2010” table.

•	Non-Equity Incentive Plan Compensation. The amounts disclosed under the “Non-Equity Incentive Plan Compensation” column represent compensation earned during Fiscal Years 2010, 2009, and 2008 under the short-term incentive plan. Further information concerning the short-term incentive plan may be reviewed in Part II of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Short-Term Incentive Compensation.”

•	Change in Pension Value. The amounts disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column represent solely any actuarial increase during Fiscal Years 2010, 2009 and 2008 in the pension value provided under our qualified defined benefit pension plan, non-qualified excess defined benefit pension plan and deferred compensation plan. We do not pay above-market or preferential rates on the non-qualified deferred compensation of our named executive officers. A narrative discussion of our defined benefit pension plan, excess defined benefit pension plan and deferred compensation plan, contributions to the defined benefit pension and non-qualified excess defined benefit pension plans and the estimated actuarial increase in the value of the plans accompanies the “Pension Benefits for Fiscal Year 2010” table and the “Non-Qualified Deferred Compensation for Fiscal Year 2010” table.

•	All Other Compensation. The amounts disclosed in the “All Other Compensation” column include the combined value of the named executive officer’s perquisites, our matching contributions to the qualified deferred compensation 401(k) plan and non-qualified deferred compensation plan for Fiscal Years 2010, 2009 and 2008 and other noted payments.

Summary Compensation Table For Fiscal Year 2010

In this section we provide certain tabular and narrative information regarding the compensation of our principal executive and financial officers and our three other most highly compensated executive officers for the Fiscal Year ended October 31, 2010, October 31, 2009 and October 31, 2008, as applicable.

							Change in
							Pension
							Value & Non-
						Non-Equity	Qualified
						Incentive	Deferred	All Other
				Stock	Option	Plan Compen-	Compensation	Compen-
Name and Principal	Fiscal	Salary(1)	Bonus	Awards (2,3)	Awards (4)	sation (5)	Earnings (6)	sation (7)	Total
Position	Year	$	$	$	$	$	$	$	$

Michael F. Hilton	2010	534,375	—	931,307	873,877	961,876	82,359	756,374	4,140,168
President and Chief Executive Officer
Edward P. Campbell	2010	191,250	—	75,676	—	382,500	1,912,774	215,006	2,777,206
Former Chairman, President	2009	767,884	—	358,177	999,120	—	6,132,620	49,411	8,307,212
and Chief Executive Officer	2008	765,000	—	747,781	809,490	1,530,000	—	56,146	3,908,417
Gregory A. Thaxton	2010	308,000	—	281,926	168,150	338,800	204,760	12,961	1,314,597
Vice President and	2009	254,269	—	124,315	142,266	—	360,596	26,936	908,382
Chief Financial Officer	2008	220,000	—	124,313	98,736	242,000	29,340	24,869	739,258
John J. Keane	2010	318,000	—	403,270	264,556	445,200	431,059	19,078	1,881,163
Senior Vice President	2009	301,153	—	211,600	246,522	—	576,893	28,933	1,365,101
	2008	300,000	—	245,328	200,376	420,000	—	35,589	1,201,293
Peter G. Lambert	2010	268,000	—	236,607	147,972	321,600	120,616	16,217	1,111,012
Senior Vice President	2009	222,923	—	105,800	123,804	—	274,388	23,981	750,896
Douglas C. Bloomfield	2010	238,000	—	212,163	136,762	261,800	288,442	24,324	1,161,491
Vice President

(1)	This column includes amounts of base salary each named executive officer deferred into the 2005 Deferred Compensation Plan in Fiscal Years 2010, 2009 and 2008, respectively: Mr. Hilton — $25,961; Mr. Campbell — $11,474, $233,031, and $683,902; Mr. Thaxton — $15,400, $24,452, and $21,061; Mr. Keane — $13,354, $28,015, and $23,975; Mr. Lambert — $2,000 and $3,000; and Mr. Bloomfield — $14,800. Mr. Hilton was not employed by us in Fiscal Years 2008 and 2009. Mr. Lambert was not a named executive officer for Fiscal Year 2008. Mr. Bloomfield was not a named executive officer for Fiscal Years 2008 and 2009.

(2)	This column represents the grant date fair value each of restricted shares and performance share units as calculated under FASB ASC Topic 718 (formerly known as FAS 123R) as of the respective grant date for each award. Amounts for 2008 and 2009 have been recomputed using the same methodology. The grant date fair value disclosed for performance share awards are based on target performance. The maximum performance share award amount with respect to each of the named executive officers is shown in the table below. The assumptions made in valuing stock awards reported in this column are discussed in Note 11, Stock-based Compensation to the consolidated financial statements included in our Annual Reports on Form 10-K for the Fiscal Year ended October 31, 2010; Note 12, Stock-based Compensation to the consolidated financial statements included in our Annual Reports on Form 10-K for the Fiscal Years ended October 31, 2009; and Note 13, Stock-based Compensation to the consolidated financial statements included in our Annual Reports on Form 10-K for the Fiscal Year ended October 31, 2008.

		Maximum	Maximum
	Fiscal	Performance Share	Performance
Name	Year	Payout (Units)	Share Payout ($)

Michael F. Hilton	2010	24,434	1,442,583
Edward P. Campbell (a)	2010	2,900	151,351
	2009	27,083	716,345
	2008	29,745	1,495,562
Gregory A. Thaxton	2010	6,000	313,140
	2009	9,400	248,630
	2008	4,900	248,626
John J. Keane	2010	8,000	417,520
	2009	16,000	423,200
	2008	9,670	490,656
Peter G. Lambert	2010	4,700	245,293
	2009	8,000	211,600
	2008	4,900	248,626
Douglas C. Bloomfield	2010	4,200	219,198
	2009	8,000	211,600
	2008	4,900	248,626

(a)	Mr. Campbell’s payouts are pro-rated based upon the number of months he was employed during the respective three-year performance cycle.

(3)	The Fiscal Year 2010 amount for Mr. Campbell represents a pro-rata payout under the 2008-2010 Long-Term Incentive Plan — 27 months divided by 36 months — based on the number of months during the performance period that Mr. Campbell was employed as our President and Chief Executive Officer.

(4)	This column represents the grant date fair value of the stock option award as calculated under FASB ASC Topic 718 (formerly known as FAS 123R) as of the respective grant date for each award. The grant date fair value was determined using the Black-Scholes valuation model. Amounts for 2008 and 2009 have been determined using the same methodology. The assumptions made in valuing option awards reported in this column are discussed in Note 11, Stock-based Compensation to the consolidated financial statements included in our Annual Reports on Form 10-K for the Fiscal Year ended October 31, 2010, Note 12, Stock-based Compensation to the consolidated financial statements included in our Annual Reports on Form 10-K for Fiscal Year ended October 31, 2009 and Note 13, Stock-based Compensation to the consolidated financial statements included in our Annual Reports on Form 10-K for the Fiscal Year ended October 31, 2008. For additional information regarding such grants, see the “Grants of Plan-Based Awards” table below. The aggregate grant date fair value may not correspond to the actual value that may be recognized by the named executive officer. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise.

The table below lists the assumptions used in Fiscal Year 2010 to estimate the grant date fair value of the options granted to the named executive officers and included in this column as of October 31, 2010:

	Number of Shares		Expected Life (in
Fiscal Year	Granted	Exercise Price	years)	Dividend Yield	Volatility	Risk-Free Rate

2006	110,400	$38.98	7.6	1.94%	0.279	4.58%
2007	102,400	$75.55	7.8	1.64%	0.285	4.57%
2008	89,950	$52.91	6.1	1.41%	0.261	3.62%
2009	150,600	$28.74	6.2	1.36%	0.404	1.76%
2010	66,609	$58.09	6.2	1.37%	0.429	3.03%

The assumptions listed in the above table differ slightly from those presented in Note 11, Stock-based Compensation to the consolidated financial statements included in our Annual Reports on Form 10-K for the Fiscal Year ended October 31, 2010. The assumptions in Note 11 are determined by the vesting period for stock option grants to executive officers — 4 years — and to all other grantees — 5 years. In addition, for Fiscal Year 2010, the grant to Mr. Hilton occurred January 16, 2010, the date his employment commenced; for all other executive officers and other grantees, the grant date was December 3, 2009.

See the “Grants of Plan-Based Awards During Fiscal Year 2010” table for information with respect to the stock options granted in Fiscal Year 2010 and the “Outstanding Equity Awards at Fiscal 2010 Year End” table for information with respect to the stock options granted prior to Fiscal Year 2010.

(5)	The amounts in this column represent the total non-equity incentive plan compensation we recognized in the respective fiscal year under our short-term incentive plan.

(6)	The amounts entered in this column reflect the change in present value of the named executive officer’s accumulated benefits under the Nordson Corporation Salaried Employees Defined Benefit Pension Plan and Excess Defined Benefit Pension Plan and change in the 2005 Deferred Compensation Plan account balance during 2010, 2009 and 2008. There were no above-market or preferential earnings on non-qualified deferred compensation. The present value amounts of the accumulated benefits were determined using assumptions discussed in Note 3, Retirement, Pension and other Post-retirement Plans to the consolidated financial statements included in our Annual Reports on Form 10-K for the Fiscal Year ended October 31, 2010.

The following tables provide further details to the increases or decreases by plan during Fiscal Years 2010, 2009 and 2008:

			Deferred
Fiscal Year 2010	Change in Pension	Change in Excess	Compensation Plan
Name	Plan Value ($)	Pension Plan Value ($)	Earnings ($)	Total ($)

Michael F. Hilton	—	82,031	328	82,359
Edward P. Campbell	52,038	187,463	1,673,273	1,912,774
Gregory A. Thaxton	98,584	72,431	33,745	204,760
John J. Keane	89,287	149,871	191,901	431,059
Peter G. Lambert	89,398	27,616	3,602	120,616
Douglas C. Bloomfield	105,930	25,756	156,756	288,442

			Deferred
Fiscal Year 2009	Change in Pension	Change in Excess	Compensation Plan
Name	Plan Value ($)	Pension Plan Value ($)	Earnings ($)	Total ($)

Edward P. Campbell	211,784	3,685,345	2,235,491	6,132,620
Gregory A. Thaxton	170,248	163,903	26,445	360,596
John J. Keane	131,645	293,583	151,665	576,893
Peter G. Lambert	128,197	143,405	2,786	274,388

			Deferred
Fiscal Year 2008	Change in Pension	Change in Excess	Compensation Plan
Name	Plan Value ($)	Pension Plan Value ($)	Earnings ($)	Total ($)

Edward P. Campbell	(41,128)	456,504	(5,790,742)	(5,375,366)
Gregory A. Thaxton	7,221	29,181	(7,062)	29,340
John J. Keane	(34,260)	(22,435)	(115,175)	(171,870)

For more information regarding our deferred compensation plans, see the “Non-qualified Deferred Compensation for Fiscal Year 2010” table of this Proxy Statement. For more information regarding accrued benefits under our defined benefit pension plans, see the “Pension Benefits for Fiscal Year 2010” table of this Proxy Statement.

(7)	The following tables describe each component of the “All Other Compensation” column in the Summary Compensation Table for Fiscal Year 2010:

			Tax Gross-	Company
			Up Related	Contribu-	Dividends	Company
			to	tions to Tax	Related to	Match of		Total All
	Total	Relocation	Relocation	Qualified -	Share Based	Charitable		Other
	Perquisites	Assistance	Assistance	Plans	Plans	Contributions	Other	Compensation
Name	($)(a)	($)(b)	($)	($)	($)	($)(c)	($)(d)	($)

Michael F. Hilton	10,179	709,562	14,385	7,067	2,018	3,653	9,510	756,374
Edward P. Campbell	8,432	—	—	1,659	—	—	204,915	215,006
Gregory A. Thaxton	3,800	—	—	4,956	462	3,743	—	12,961
John J. Keane	7,466	—	—	3,553	1,875	6,184	—	19,078
Peter G. Lambert	5,000	2,232	—	7,016	420	1,549	—	16,217
Douglas C. Bloomfield	10,300	—	—	7,826	378	5,820	—	24,324

(a)	Total perquisites for Fiscal Year 2010:

	Financial		Executive	Total
	Planning	Club Dues	Physicals	Perquisites
Name	($)	($)	($)	($)

Michael F. Hilton	5,000	5,179	—	10,179
Edward P. Campbell	5,000	3,432	—	8,432
Gregory A. Thaxton	3,400	400	—	3,800
John J. Keane	4,600	400	2,466	7,466
Peter G. Lambert	5,000	—	—	5,000
Douglas C. Bloomfield	2,800	325	7,175	10,300

(b)	Mr Hilton’s relocation assistance includes the incremental cost paid or incurred by us for Mr. Hilton’s relocation from Pennsylvania to Ohio, including home sale and home repurchase assistance, shipment of household goods, duplicate housing costs and lump sum relocation allowance. As part of the contractual obligation we had to Mr. Hilton, we reimbursed Mr. Hilton for the cash loss on the sale of his primary residence (determined as of the time of sale) in the amount of $422,200. The cash loss was determined based upon the purchase price paid by Mr. Hilton for his primary residence plus the cost of capital improvements to the residence that qualify for addition to the tax basis of the residence.

(c)	The amounts in this column represent matching contributions under our matching gift program during Fiscal Year 2010. This program allows employees to contribute to qualified charitable organizations and we provide a matching contribution in an equal amount, up to an aggregate maximum amount of $6,000 per calendar year, for contributions made by an employee during the calendar year. However, the amount we match for named executive officers’ personal contribution as part of our United Way campaign is unlimited.

(d)	As an element of Mr. Hilton’s employment agreement the Company, we agreed to reimburse Mr. Hilton for fees incurred in engaging legal counsel to assist him in negotiating the employment agreement, up to a maximum of $15,000. The actual amount we paid on his behalf was $9,510. Upon his retirement from the Company, Mr. Campbell was engaged to provide services to assist Mr. Hilton in his transition as our President and Chief Executive Officer and to perform duties as Chairman of the Board until the 2010 Annual Meeting of Shareholders on February 16, 2010. For these services, Mr. Campbell was paid $101,935 and, as is the case with all retiring U.S.-based salaried employees, Mr. Campbell received a payment for paid time off that remained unused at the time he retired — $102,980.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2010

We granted the following type of awards to our executive officers in 2010:

•	Short-Term Incentive Awards — The Compensation Committee establishes threshold, target, and maximum performance measures at the beginning of a fiscal year. Any cash payouts are determined by actual fiscal year performance against the pre-established measures and individual named executive officer performance. With Fiscal Year 2010 performance exceeding maximum performance, payouts were at maximum award levels (200%). These awards are referred to in the following table as “STIA.”

•	Long-Term Incentive Awards — The Compensation Committee may approve long-term incentive awards for executive officers based on three-year cumulative performance measures as selected by the Committee. If the target measure is achieved, the executive officers receive a payout of 100% of the award. The award is in the form of performance share units which are settled in unrestricted Nordson common shares on a one-for-one basis. The payout will vary based upon the actual three-year performance. However, the three-year performance threshold must be achieved before any payout is made. Payouts for the Fiscal Year 2008-2010 performance period were equal to 80.5% of target. These awards are referred to in the following table as “LTIA.”

•	Restricted Shares — Restricted shares are issued in the executive officer’s name subject to restrictions on transferability. The shares may be voted but not sold or transferred during the restriction/vesting period. Dividends are paid on the restricted shares during the restriction/vesting period. Restricted shares granted in 2010 vest on a pro-rata basis annually each year for three years. If an executive officer’s employment terminates due to death, disability, or early retirement after the grant date, unvested shares are forfeited. If termination is due to retirement at normal retirement age (65), all restrictions lapse. These awards are referred to in the following table as “R.S.”

•	Stock Options — Stock options have a term of ten years, become exercisable over a four-year period at the rate of 25% per year beginning one year from the grant date, and have an exercise price equal to the closing price of our common shares on the grant date. Each option permits the optionee to pay for the exercise price and satisfy tax-withholding obligations with previously owned common shares or with shares acquired upon exercise. Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. These awards are referred to in the following table as “Options.”

Grants of Plan-Based Awards During Fiscal Year 2010 Table

The following table and footnotes present the components of the plan-based grants made to our named executive officers during Fiscal Year 2010.

			Estimated Future Payouts
			Under Non-equity			Estimated Future Payouts Under Equity
			Incentive Plan Awards(1)			Incentive Plan Awards(2)
									All Other
									Stock	All Other
									Awards:	Option
									Number	Awards:	Exercise	Grant Date
									of Shares	Number of	or	Fair Value
									of Stock	Securities	Base Price	of Stock
									or Units	Underlying	of Option	and Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	(3)	Options (4)	Awards	Awards
Name	Plan	Grant Date	$	$	$	#	#	#	#	#	$/sh	$

Michael F. Hilton	STIA	Jan. 16, 2010	240,469	480,938	961,876	—	—	—	—	—	—	—
	LTIA	Jan. 16, 2010	—	—	—	6,109	12,217	24,434	—	—	—	1,442,583
	R.S.	Jan. 16, 2010	—	—	—	—	—	—	3,421	—	—	210,015
	Options	Jan. 16, 2010	—	—	—	—	—	—	—	34,609	61.39	873,877
Edward P. Campbell	STIA	Dec. 3, 2009	95,625	191,250	382,500	—	—	—	—	—	—	—
	LTIA	Dec. 3, 2009	—	—	—	725	1,450	2,900	—	—	—	151,351
	Options	Dec. 3, 2009	—	—	—	—	—	—	—	—	—	—
Gregory A. Thaxton	STIA	Dec. 3, 2009	84,700	169,400	338,800	—	—	—	—	—	—	—
	LTIA	Dec. 3, 2009	—	—	—	1,500	3,000	6,000	—	—	—	313,140
	R.S.	July 7, 2010	—	—	—	—	—	—	2,200	—	—	125,356
	Options	Dec. 3, 2009	—	—	—	—	—	—	—	7,500	54.52	168,150
John J. Keane	STIA	Dec. 3, 2009	111,300	222,600	445,200	—	—	—	—	—	—	—
	LTIA	Dec. 3, 2009	—	—	—	2,000	4,000	8,000	—	—	—	417,520
	R.S.	Dec. 3, 2009	—	—	—	—	—	—	2,000	—	—	109,040
	R.S.	July 7, 2010	—	—	—	—	—	—	1,500	—	—	85,470
	Options	Dec. 3, 2009	—	—	—	—	—	—	—	11,800	54.52	264,556
Peter G. Lambert	STIA	Dec. 3, 2009	80,400	160,800	321,600	—	—	—	—	—	—	—
	LTIA	Dec. 3, 2009	—	—	—	1,175	2,350	4,700	—	—	—	245,293
	R.S.	July 7, 2010	—	—	—	—	—	—	2,000	—	—	113,960
	Options	Dec. 3, 2009	—	—	—	—	—	—	—	6,600	54.52	147,972
Douglas C. Bloomfield	STIA	Dec. 3, 2009	65,450	130,900	261,800	—	—	—	—	—	—	—
	LTIA	Dec. 3, 2009	—	—	—	1,050	2,100	4,200	—	—	—	219,198
	R.S.	July 7, 2010	—	—	—	—	—	—	1,800	—	—	102,564
	Options	Dec. 3, 2009	—	—	—	—	—	—	—	6,100	54.52	136,762

(1)	These columns show the dollar value of the potential payout under the short-term incentive plan at threshold, target or maximum performance. The measures and potential payouts are described in greater detail in Part II of the Compensation Discussion and Analysis under the caption “Short-Term Incentive Compensation.”

(2)	These columns show the potential number of shares to be paid out for our named executive officers under our long-term incentive plan at threshold, target or maximum performance. The measures and potential payouts are described in more detail in Part II of the Compensation Discussion and Analysis under the caption “Long Term Incentive Compensation.” The grant date fair value recognized for financial reporting purposes in Fiscal Year 2010 for these performance awards is included in the “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2010. The grant date fair value shown in the last column of this table is based on payout at the maximum performance level. The actual amounts that will be received by the named executive officer will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was probable at the date of grant.

(3)	Values in this column reflect the grant date fair value for each of restricted shares as calculated under FASB ASC Topic 718 (formerly known as FAS 123R). We made special restricted share awards to the named executive officers, except Messrs. Campbell and Hilton, in recognition of management’s efforts in 2009 in implementing programs to address the global recession’s impact that resulted in strong operating results and share price appreciation in 2009 and as a senior management retention tool. Shares were granted effective July 7, 2010 with one-third of the grant vesting annually each year for 3 years. To replace equity that Mr. Hilton forfeited upon leaving his prior employment, Mr. Hilton was granted restricted shares on January 16, 2010. The restriction on transfer on all shares will remain in place until January 16, 2013.

(4)	Values in this column reflect the grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718 (formerly known as FAS 123R).

For establishing grant date fair value of stock options, we use the Black-Scholes option pricing model to calculate the fair value of stock options. The key assumptions for the Black-Scholes valuation method include the expected life of the option, stock price volatility, the risk-free interest rate, dividend yield and exercise price. The exercise price of stock options is the fair market value of our common shares on the date of grant. The following table sets forth the assumptions used in the calculation of the amounts for stock option awards presented in the table:

a.	Expected Volatility: 0.429%.

b.	Risk-Free Interest Rate: The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life: 3.03%.

c.	Dividend Yield: 1.37% based on the historical dividend yield.

d.	Expected Life: 6.2 years.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

The following narrative, table and footnotes describe equity awards granted to our named executive officers under our Long-Term Performance Plan that were outstanding as of the end of Fiscal Year 2010:

•	Fiscal Year 2009-2011 Long-Term Incentive Plan Performance Share Unit Awards (disclosed as “2009 LTIP” awards in the “Stock Awards” columns). The Fiscal Year 2009-2011 performance period began on November 1, 2008 and concludes on October 31, 2011. Settlement of these awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•	Fiscal Year 2010-2012 Long-Term Incentive Plan Performance Share Unit Awards (disclosed as “2010 LTIP” awards in the “Stock Awards” columns). The Fiscal Year 2010-2012 performance period began on November 1, 2009 and concludes on October 31, 2012. Settlement of these awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•	Restricted Shares (disclosed in the “Stock Awards” columns). Consist of the restricted share grants to executive officers other than Mr. Campbell. The entry for Mr. Hilton reflects the restricted share grant made to Mr. Hilton upon becoming our President and Chief Executive Officer on January 16, 2010.

•	Stock Options (disclosed in the “Option Awards” columns). Consist of stock option grants made to our named executive officers. Stock options have a term of ten years and become exercisable over a four year period at the rate of 25% per year, beginning one year from the grant date.

Outstanding Equity Awards At Fiscal 2010 Year-End Table

The following table sets forth information with respect to performance share awards, restricted share awards and stock options held by our named executive officers as of October 31, 2010.

	Option Awards				Stock Awards
								Equity Incentive
							Equity	Plan Awards:
	Number of	Number of					Incentive	Market or
	Securities	Securities				Market	Plan Awards:	Payout
	Underlying	Underlying			Number of	Value of	Number of	Value of
	Unexer-	Unexer-			Shares or	Shares or	Unearned	Unearned
	cised	cised			Units of	Units of	Shares, Units	Shares,
	Options-	Options-	Option		Stock That	Stock That	or Other	Units or
	Exercis-	Unexercis-	Exercise		Have Not	Have Not	Rights Not	Other Rights
	able(1)	able	Price	Option	Vested	Vested(2)	Vested(3)	Not Vested
Name	(#)	(#)	$/sh	Expiration Date	(#)	($)	(#)	($)

Michael F. Hilton
2010 LTIP	—	—	—	—	—	—	24,434	1,906,341
Restricted Stock
16-Jan-10(4)					3,421	266,906
Stock Options:
16-Jan-10(5)	—	34,609	61.39	16-Jan-2020	—	—	—	—
Edward P. Campbell
2009 LTIP(6)	—	—	—	—	—	—	6,771	528,273
2010 LTIP(6)	—	—	—	—	—	—	2,900	226,258
Stock Options:
9-Nov-04(7)	62,400	—	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(8)	73,600	—	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(9)	47,625	—	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(10)	27,875	—	52.91	5-Dec-2017	—	—	—	—
4-Dec-08(11)	23,000	—	28.74	4-Dec-2018	—	—	—	—
Gregory A. Thaxton
2009 LTIP	—	—	—	—	—	—	2,350	183,347
2010 LTIP	—	—	—	—	—	—	6,000	468,120
Restricted Shares
7-July-10(12)	—	—	—	—	2,200	171,644
Stock Options:
7-Dec-05(13)	—	360	38.50	7-Dec-2015	—	—	—	—
22-Nov-06(9)	—	1,825	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(10)	—	3,400	52.91	5-Dec-2017	—	—	—	—
4-Dec-08(11)	—	9,825	28.74	4-Dec-2018	—	—	—	—
3-Dec-09(14)	—	7,500	54.52	3-Dec-2019	—	—	—	—
John J. Keane
2009 LTIP	—	—	—	—	—	—	4,000	312,080
2010 LTIP	—	—	—	—	—	—	8,000	624,160
Restricted Shares
3-Dec-09(15)	—	—	—	—	2,000	156,040
7-July-10(12)	—	—	—	—	1,500	117,030
Stock Options:
22-Nov-06(9)	12,000	4,000	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(10)	6,900	6,900	52.91	5-Dec-2017	—	—	—	—
4-Dec-08(11)	5,675	17,025	28.74	4-Dec-2018	—	—	—	—
3-Dec-09(14)	—	11,800	54.52	3-Dec-2019	—	—	—	—
Peter G. Lambert
2009 LTIP	—	—	—	—	—	—	2,000	156,040
2010 LTIP	—	—	—	—	—	—	4,700	366,694
Restricted Shares
7-July-10(12)	—	—	—	—	2,000	156,040
Stock Options:
14-Nov-05(8)	8,000	—	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(9)	5,850	1,950	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(10)	3,400	3,400	52.91	5-Dec-2017	—	—	—	—
4-Dec-08(11)	2,850	8,550	28.74	4-Dec-2018	—	—	—	—
3-Dec-09(14)	—	6,600	54.52	3-Dec-2019	—	—	—	—

	Option Awards				Stock Awards
								Equity Incentive
							Equity	Plan Awards:
	Number of	Number of					Incentive	Market or
	Securities	Securities				Market	Plan Awards:	Payout
	Underlying	Underlying			Number of	Value of	Number of	Value of
	Unexer-	Unexer-			Shares or	Shares or	Unearned	Unearned
	cised	cised			Units of	Units of	Shares, Units	Shares,
	Options-	Options-	Option		Stock That	Stock That	or Other	Units or
	Exercis-	Unexercis-	Exercise		Have Not	Have Not	Rights Not	Other Rights
	able(1)	able	Price	Option	Vested	Vested(2)	Vested(3)	Not Vested
Name	(#)	(#)	$/sh	Expiration Date	(#)	($)	(#)	($)

Douglas C. Bloomfield
2009 LTIP	—	—	—	—	—	—	2,000	156,040
2010 LTIP	—	—	—	—	—	—	4,200	327,684
Restricted Shares
7-July-10(12)	—	—	—	—	1,800	140,436
Stock Options:
14-Nov-05(8)	4,500	—	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(9)	5,850	1,950	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(10)	3,400	3,400	52.91	5-Dec-2017	—	—	—	—
4-Dec-08(11)	2,850	8,550	28.74	4-Dec-2018	—	—	—	—
3-Dec-09(14)	—	6,100	54.52	3-Dec-2019	—	—	—	—

(1)	Represents vested stock options granted for Fiscal Years 2003 through 2009. As of October 31, 2010, none of the options granted during Fiscal Year 2010 had vested.

(2)	Market or Payout Value was calculated by multiplying the closing price of our common shares on October 31, 2010 — $78.02 per share — by the number of shares. Actual realized value will depend upon the number of performance share units earned and our share price at the time of settlement.

(3)	This column reflects performance shares granted in Fiscal Years 2009 and 2010. These shares are conditioned upon performance during three-year cycles ending on October 31, 2011 and October 31, 2012, respectively. These awards will be determined and be paid following the end of the relevant performance period. The 2009-2011 performance period awards are shown at the expected threshold performance payout value and the 2010-2012 performance period awards at the expected maximum payout since the target performance level would be exceeded based on performance to date.

(4)	Upon his employment as President and Chief Executive Officer, Mr. Hilton was granted 3,421 restricted shares pursuant to the employment agreement we entered into with Mr. Hilton. These shares will vest on January 16, 2013.

(5)	Upon his employment as President and Chief Executive Officer, Mr. Hilton was granted 34,609 stock options pursuant to the employment agreement we entered into with Mr. Hilton. These options are exercisable in four equal installments (25% of grant per year), commencing January 16, 2011.

(6)	For Mr. Campbell, any performance payouts will be determined at the conclusion of the respective period. The payout, if any, for the 2009-2011 performance period will be pro-rated based on the number of months Mr. Campbell was employed during the performance period. For the 2010-2012 performance period, the Compensation Committee awarded Mr. Campbell 5,800 performance share units representing one-third of the target performance shares awarded on a full three-year performance period with one year participation. The payout will be pro-rated based on the three months Mr. Campbell was employed during 2010.

(7)	The options are exercisable in four equal annual installments (25% of grant per year), commencing November 9, 2005.

(8)	The options are exercisable in four equal annual installments (25% of grant per year), commencing November 14, 2006.

(9)	The options are exercisable in four equal annual installments (25% of grant per year), commencing November 22, 2007.

(10)	The options are exercisable in four equal annual installments (25% of grant per year), commencing December 5, 2008.

(11)	The options are exercisable in four equal annual installments (25% of grant per year), commencing December 4, 2009.

(12)	Restricted shares were granted to executive officers (except Messrs. Hilton and Campbell) on July 7, 2010. Restricted shares vest in three equal annual installments commencing July 7, 2011.

(13)	Consist of stock options granted December 7, 2005 under the Key Employee Stock Option Program. Under this program, the Compensation Committee may grant stock options to key employees other than executive officers. Mr. Thaxton was not an executive officer on the date these options were granted. The options became exercisable in five equal annual installments (20% of grant per year), commencing December 7, 2006.

(14)	The options are exercisable in four equal annual installments (25% of grant per year), commencing December 3, 2010.

(15)	Mr. Keane was granted 2,000 restricted shares on December 3, 2009 in recognition of his assumption of the senior manager role for our Advanced Technology business segment and for retention purposes.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2010

The following table sets forth information with respect to the stock options exercised by our named executive officers during Fiscal Year 2010, before payment of any applicable withholding tax and broker commissions. None of the restricted shares granted in 2010 vested as of October 31, 2010.

	Option Awards
	Acquired on	Value Realized on
	Exercise	Exercise (1)
Name	(#)	($)

Michael F. Hilton	—	—
Edward P. Campbell	170,000	6,925,800
Gregory A. Thaxton	14,670	376,875
John J. Keane	27,550	822,576
Peter G. Lambert	5,720	173,811
Douglas C. Bloomfield	6,700	215,910

(1)	The Value Realized on Exercise is the difference between the market price of our common shares on date of exercise and the exercise price of the option. The following table reflects the number of shares acquired and share price at the time of acquisition for named executive officers that exercised options in Fiscal Year 2010:

			Number of Shares	Share Price ($) at
	Grant Date		Acquired Upon	Time of
Named Executive Officer	Price ($)	Date of Exercise	Exercise	Acquisition

Edward P. Campbell	$27.78	December 22, 2009	85,000	$61.42
	$27.71	April 23, 2010	85,000	$75.55
Gregory A. Thaxton	$26.27	February 25, 2010	240	$66.00
	$27.71	February 25, 2010	480	$66.05
	$36.91	February 25, 2010	720	$66.12
	$38.50	February 25, 2010	1,080	$66.22
	$48.77	September 3, 2010	5,475	$69.05
	$52.91	September 3, 2010	3,400	$69.05
	$28.74	September 3, 2010	3,275	$69.05
John J. Keane	$37.16	March 8, 2010	9,550	$68.21
	$38.88	March 8, 2010	18,000	$68.21
Peter G. Lambert	$26.27	December 28, 2009	420	$63.67
	$27.71	December 28, 2009	1,800	$63.63
	$36.91	December 28, 2009	3,500	$63.60
Douglas C. Bloomfield	$27.71	March 24, 2010	800	$69.43
	$36.91	March 24, 2010	1,400	$69.43
	$38.99	March 24, 2010	4,500	$69.43

PENSION BENEFITS FOR FISCAL YEAR 2010

The following table, narrative and footnotes set forth the actuarial present value of, and other information about, the pension benefits accumulated by each of our named executive officers for Fiscal Year 2010. The table shows the present value of accumulated benefits payable to the each named executive officer, including each such named executive officer’s number of years of credited service, under our Salaried Employees Pension Plan and Excess Defined Benefit Pension Plan.

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit (1)(2)	Fiscal Year
Name	Plan Name	#	$	$

Michael F. Hilton	Salaried Employees Pension Plan	—	—	—
	Excess Defined Benefit Pension Plan (3)	0.75	82,031	—
Edward P. Campbell	Salaried Employees Pension Plan	21.75	652,301	32,753
	Excess Defined Benefit Pension Plan (4)	30.0	—	17,150,537
Gregory A. Thaxton	Salaried Employees Pension Plan	21.0	402,339	—
	Excess Defined Benefit Pension Plan	21.0	277,281	—
John J. Keane	Salaried Employees Pension Plan	18.0	346,565	—
	Excess Defined Benefit Pension Plan	18.0	722,677	—
Peter G. Lambert	Salaried Employees Pension Plan	17.5	346,678	—
	Excess Defined Benefit Pension Plan	17.5	275,678	—
Douglas C. Bloomfield	Salaried Employees Pension Plan	23.0	458,821	—
	Excess Defined Benefit Pension Plan	23.0	354,565	—

(1)	For the Salaried Employees Pension Plan, the actuarial assumptions used to determine the present value of the accumulated benefit at October 31, 2010 are:

•	measurement date of October 31;

•	each participant’s benefit commences at age 65, the age at which retirement may occur without any reduction in benefits, discounted to October 31, 2010 using a discount rate of 5.25%;

•	the benefits are payable as a single life annuity;

•	post-retirement mortality based on the RP2000 Unisex Mortality Table updated to reflect the projection of an additional year of mortality improvements; and

•	rate of compensation increase is 2.51% (age 46 and above).

(2)	For the Excess Defined Benefit Pension Plan, the calculation of the present value of the accumulated benefit assumes that each participant’s benefit is payable as a lump sum commencing at age 65, the age at which retirement may occur without any reduction in benefits, discounted to October 31, 2010 using a discount rate of 5.50%, a lump sum interest rate of 3.89% and post-retirement mortality based on the RP2000 Unisex Mortality Table updated to reflect the projection of an additional year of mortality improvements.

(3)	Under the terms of his employment agreement, Mr. Hilton has an individual non-qualified supplemental pension benefit that will treat Mr. Hilton as if he were fully vested in the Salaried Employees Pension Plan, solely in the event that Mr. Hilton experiences a termination due to death, disability, or without cause, or resignation with good reason (whether or not in connection with a change-in-control), as those terms are defined in the employment agreement, prior to becoming one hundred percent (100%) vested in the Salaried Employees Pension Plan. This benefit would be paid under the non-qualified Excess Defined Benefit Pension Plan. Once Mr. Hilton has accrued sufficient service to be fully vested in the Salaried Employees Pension Plan, we will have no obligation to provide the supplemental individual pension benefit.

(4)	Under the arrangement discussed in the narrative following these footnotes, Mr. Campbell was credited with 30 years of service as of October 31, 2007, the maximum number of years of credit available under the Excess Defined Benefit Pension Plan.

Salaried Employees Pension Plan

We sponsor the Nordson Corporation Salaried Employees Pension Plan (the “Salaried Employees Pension Plan”), a pension plan for our U.S.-based salaried employees, including our U.S.-based named executive officers. Benefits under the pension plan are based on a “final average pay,” which means the monthly average of the highest aggregate compensation (base salary and short-term incentive cash payment) for 60 months of the 120 most recent consecutive months prior to retirement. Compensation used to determine benefits under the Salaried Employees Pension Plan may not exceed the limit under the Internal Revenue Code which is applicable to tax qualified plans ($245,000 for 2010).

Normal retirement age under the Salaried Employees Pension Plan is age 65. Employees who retire on or after age 55 may begin receiving their benefit immediately with a 6% reduction in the benefit for every year prior to age 65 that the benefit begins. Employees become 100% vested in their benefit at the earlier of age 55, or after five years of service. The benefits are further reduced by benefits received under the Social Security program.

If the employee dies prior to receiving the vested benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. Benefits under the Salaried Employees Pension Plan become payable on the first of the month following retirement, absent any election by a participant to commence the payment of benefits at a different time. Benefits are payable in one of the following ways:

•	Life Only Annuity. If a participant is not married or has been married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

•	50% Joint & Survivor Annuity. If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity, absent election of (and spousal consent for) an optional payment form. Under this option, a participant will receive a reduced monthly benefit during his or her lifetime. After the participant’s death, his or her spouse receives a benefit equal to 50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

•	100% (or 75%) Joint & Survivor Annuity. A participant will receive a reduced lifetime benefit under this option. The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death. After death, the beneficiary receives the percentage of benefit elected (100% or 75%) for the remainder of his or her life. The participant’s age at the date the benefit commences, the beneficiary’s age and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

•	10 Year Certain Annuity. A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least ten years under this option. Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than 120 payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

•	Level Income Option. This option allows a participant to receive an increased monthly payment from the pension plan initially if a participant retires early and begins receiving payments from the pension plan before he or she is eligible for social security benefits. After social security benefits begin, the monthly payment from the pension plan is reduced. This option does not provide any survivor benefit and, therefore, no benefit is payable after death.

Excess Defined Benefit Pension Plan

We also sponsor an Excess Defined Benefit Pension Plan for our U.S.-based executive officers. This plan is a non-tax qualified supplemental plan designed to work in conjunction with the Salaried Employees Pension Plan. The pension benefit outlined above for the Salaried Employees Pension Plan is calculated as if there were no compensation limits under the Internal Revenue Code. Then, the maximum benefit allowable is paid out under Salaried Employees Pension Plan and the balance is paid out under the Excess Defined Benefit Pension Plan. In addition to the benefit payout alternatives listed above, under the Excess Defined Benefit Pension Plan, our executive officers may elect their benefit to be paid in a lump sum following termination of employment.

Benefits under the Excess Defined Benefit Pension Plan are unsecured and are payable from our general assets. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the executive officer pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to Section 409A rules will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the Excess Defined Benefit Pension Plan year in which the delayed payment period commences.

While employed by us, we provided Mr. Campbell with an additional non-qualified supplemental pension benefit under the Excess Defined Benefit Pension Plan in order to restore some of the benefit he would have received if he had remained with his former employer. Mr. Campbell is a participant in the Salaried Employees Pension Plan, but his benefit is modified to recognize his prior service with his former employer. His “average annual compensation” under the supplemental pension benefit was determined using the average of his compensation during his 36 consecutive highest paid months (instead of 60). Mr. Campbell reached age 60 on December 31, 2009 and therefore qualified for an age 65 benefit. His benefit was reduced by the amount of any pension benefit payment he receives from the pension plan of his former employer. Mr. Campbell had eleven years of employment with his former employer.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2010

The following table sets forth the contributions, earnings, withdrawals or distributions and aggregate balances for the named executive officers participating in our deferred compensation plans for Fiscal Year 2010.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	With-	Balance at
		in Last	in Last	Last Fiscal	drawals /	Last Fiscal
		Fiscal Year(1)	Fiscal Year	Year	Distributions	Year End
Name	Plan Name	($)	($)	($)	($)	($)

Michael F. Hilton	2005 Deferred Compensation Plan	25,961	—	328	—	26,289
Edward P. Campbell	Deferred Compensation Plan	—	—	352,820	5,811,831	—
	2005 Deferred Compensation Plan	11,474	61,500	1,320,453	10,929,299	—
Gregory A. Thaxton	2005 Deferred Compensation Plan	15,400	4,693	33,745	—	164,582
John J. Keane	2005 Deferred Compensation Plan	13,354	14,333	191,901	—	1,000,570
Peter G. Lambert	2005 Deferred Compensation Plan	2,000	6,842	3,602	—	34,382
Douglas C. Bloomfield	2005 Deferred Compensation Plan	14,800	6,989	156,756	—	692,402

(1)	This column includes amounts of base salary each named executive officer deferred in Fiscal Year 2010: Mr. Hilton — $25,961; Mr. Campbell — $11,474; Mr. Thaxton — $15,400; Mr. Keane — $13,354; Mr. Lambert — $2,000; and Mr. Bloomfield — $14,800. These amounts deferred are included in the “Salary” column of the Summary Compensation Table for Fiscal Year 2010 and also noted in footnote number 1 to that table.

Deferred Compensation Plans

Under the 2005 Deferred Compensation Plan, our executive officers may elect to defer up to 100% of their base pay, short-term cash incentive compensation and long-term incentive plan payout each year. An executive officer may elect to invest in a number of investment accounts designated by the Compensation Committee, including an account comprised of units of our common shares. The cash investment accounts mirror the investment funds and investment returns provided under our qualified defined contribution 401(k) plan, although the plans are not linked. The number of units credited to the share unit account is based on the closing price of our common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on our common shares.

Distributions are made in either a lump sum or installments based upon the executive officer’s annual election. An executive officer may elect to receive payment in the form of a single lump sum or periodic payments over a period of 5, 10 or 15 years. At least 12 months prior to a distribution, an executive officer may make an election to change the payment date or form of payment, provided that the distribution occurs at least 5 years after the original date of distribution.

The Internal Revenue Service places limits on amounts that “highly compensated employees,” such as our executive officers, may contribute to 401(k) plans. Correspondingly, because of these limits, matching contributions to the 401(k) plan accounts of our executive officers in Fiscal Year 2010 were limited. In order to restore any matching contribution amount that may have been forgone by our executive officers because of this limitation, we provide executive officers the opportunity to capture this potentially lost match in the deferred compensation plan. This restoration match is made to the executive officers who defer all or a portion of their base salary.

The primary benefit to our executive officers who participate in the deferred compensation plans is that most taxes are deferred on deferred amounts until the executive officer’s account balance is distributed, so savings accumulate on a pre-tax basis.

The Compensation Committee may accelerate the distribution of part or all of one or more of an executive officer’s deferred account for reasons of a severe financial hardship that cannot be met using other financial resources. If an executive officer dies, payment will be made to an executive officer’s beneficiary. For all distributions, cash will be paid with respect to the cash accounts and our common shares will be issued equal to the number of share units in the executive officer’s share unit account.

In order to permit deferrals and payouts that comply with Section 409A of the Internal Revenue Code, we adopted the 2005 Deferred Compensation Plan effective for deferrals by the executive officers after January 1, 2005. On December 10, 2008, the Compensation Committee adopted the Amended and Restated 2005 Deferred Compensation Plan to bring the plan into compliance with final rules issued under Section 409A.

The investment options under the 2005 Deferred Compensation were identical for Fiscal Years 2008, 2009 and 2010. There were seven investment funds that a named executive officer could choose in Fiscal Year 2010 with annual rates of return for the year ended October 31, 2010 ranging from 0.04% to 49.65%.

Investment Funds	2008 Return %	2009 Return %	2010 Return %

Investment Contract	3.72%	3.58%	3.50%
Money Market (B)	2.6526%	0.08%	0.04%
Large Cap Value (500 Index B)	(35.6132)%	8.59%	9.69%
Large Cap Blend (Equity-Income)	(25.572)%	9.06%	8.29%
Large Cap Growth (Blue Chip Growth)	(35.9894)%	20.16%	15.05%
International Equity Index (B)	(49.0044)%	30.35%	4.77%
Nordson Stock (includes dividends)	(29.03)%	45.98%	49.65%

POTENTIAL PAYMENTS UPON TERMINATION OTHER THAN FOR A CHANGE-IN-CONTROL

The following narrative and tables reflect the impact a loss of employment in each of the following scenarios has on executive compensation and benefits: termination for cause or voluntary separation, death, long-term disability, retirement, and termination without cause or for good reason.

Payments Made Upon All Terminations

Our executive officers would receive the following payments upon a termination of employment due to death, disability, retirement, termination without cause or for good reason:

•	base salary earned but not yet paid as of the date of termination;

•	short-term cash incentive payout earned but not yet paid as of the date of termination; and

•	Long-Term Incentive Plan payouts for the most recently completed three-year performance period not yet paid as of the date of termination.

Payout of account balances of our executive officers’ deferred compensation plan accounts, qualified and excess defined benefit pension plans and qualified defined contribution (401(k)) plan would be made under the payout provisions of those plans.

Payments Upon Termination for Cause or Voluntary Termination

Our executive officers receive the payments described above under “Payments Made Upon All Terminations.” No additional or enhanced payments would be made to a executive officer.

Payments Upon Termination Due to Death

In addition to the payments described above under “Payments Made Upon All Terminations,” the estate or beneficiaries of our executive officer would receive the following:

•	a death benefit that includes amounts provided by us as an insurance benefit in the event of the employee’s death available to all U.S.-based salaried employees and additional amounts elected and paid for by each executive officer who has elected optional insurance coverage; and

•	pro-rated payouts for the 2009-2011 and 2010-2012 Long-Term Incentive Plan performance periods. Payouts would be determined at the conclusion of the respective performance period.

Payments Upon Termination Due to Long-Term Disability

Our executive officers will receive all the payments described above in the “Payments Made Upon All Terminations” and the following:

•	monthly income replacement benefits (60% of base salary up to age 65) under a long-term disability plan available to all U.S.-based salaried employees;

•	24 months of health care coverage based on the COBRA rates applicable to an executive officer; and

•	pro-rated payouts for the 2009-2011 and 2010-2012 Long-Term Incentive Plan performance periods. Payouts would be determined at the conclusion of the respective performance period.

The disability benefit payable under the long-term disability plan is funded through a group life insurance policy. Any amounts due to an executive officer above the maximum disability payment provided by the long-term disability policy ($25,000 per month) would be paid from our general assets.

Payments Upon Termination Due to Retirement

Upon retirement, our named executive officers will receive the payments described above under “Payments Made Upon All Terminations” and pro-rated payouts for the 2009-2011 and 2010-2012 Long-Term Incentive Plan performance periods. Payouts would be determined at the conclusion of the respective performance period.

Payments Upon Termination Without Cause or for Good Reason

Upon a termination without cause of an executive officer or by an executive officer for good reason, an executive officer will receive the payments described above under “Payments Made Upon All Terminations.” We have no contractual obligation to provide severance payments or benefits to an executive officer whose employment is terminated without cause or for good reason, other than with respect to Mr. Hilton under his employment agreement, and for all executive officers in the event of a termination without cause or for good reason following a change-in-control. If any negotiated severance arrangement were entered into between us and an executive officer, we would require the executive officer to sign a general release and waiver of claims against us and would typically require compliance with confidentiality and non-compete restrictions. Any agreed-upon severance payment will be subject to delay in the commencement of payments required by Section 409A of the Internal Revenue Code.

Payments in Connection with a Change-in-Control

A change-in-control occurs if and when:

•	subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities representing 25% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•	during any period of 24 consecutive months, individuals who at the beginning of such 24-month period were our directors, which we refer to as the incumbent board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the incumbent board;

•	our shareholders approve a plan of complete liquidation or dissolution;

•	all or substantially all of our assets are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

•	we are merged with another corporation and, as a result, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of our securities immediately prior to such merger or consolidation.

Payments Upon a Change-in-Control

A change-in-control results in the following under our various executive compensation plans:

•	any outstanding unvested stock options held by an executive officer vest and become exercisable immediately upon a change-in-control;

•	restrictions on transfer accompanying a restricted share grant lapse immediately upon a change-in-control; and

•	any outstanding long-term performance plan performance share units vest immediately in the event of a change-in-control as determined by the performance level achieved at the time of a change-in-control.

Payments Upon a Qualifying Termination Following a Change-in-Control

The retention agreements in effect on October 31, 2010 and discussed in Part II of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Severance and Change-in-Control Retention Agreements” require two triggering events before any severance payments are made to an executive officer:

•	a change-in-control (as defined above); and

•	subsequent termination of the executive officer’s employment without cause by the Company or by the executive officer for good reason.

Each retention agreement provides that, if the employment of the executive officer is terminated by us during the two years following a change-in-control without “cause” or by the executive officer for “good reason” (as described below), the executive officer would receive the following in addition to those payments described above under “Payments Made Upon All Terminations:”

•	lump sum cash payment equal to two times the sum of the executive officer’s annual base salary and short-term cash incentive compensation (at the target payout);

•	continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for up to two years;

•	up to $50,000 of professional outplacement services;

•	two additional years of age and two additional years of service credit under the Defined Benefit Pension Plan and Excess Defined Benefit Pension Plan; and

•	if applicable, a payment to offset the effect, if any, of the excise tax imposed by the Internal Revenue Code on such severance payments.

“Cause” is defined as (i) the executive officer committing an act of fraud, embezzlement, theft, or other similar criminal act constituting a felony and involving our business, or (ii) except by reason of incurring a disability, the executive officer breaches his agreement to devote his business time, energy, and talent to the business of and to the furtherance of the purposes and objectives of the Company to generally the same extent as the executive officer so devoted his business time, energy, and talent before the change-in-control and fails to cure that breach within 30 days of receipt of written notice of that breach from our Board of Directors.

“Good reason” for termination of employment by the executive officer is defined as any of the following circumstances occurring during the two-year period following a change-in-control without the executive officer’s express written consent:

(i)	a reduction in the executive officer’s base annual salary from that provided immediately before the change-in-control;

(ii)	a failure by us to make available to the executive officer compensation plans, employee pension plans, and employee welfare benefit plans and other benefits and perquisites that provide opportunities to receive overall compensation and benefits and perquisites at least equal to the opportunities for overall compensation and benefits and perquisites that were available to the executive officer immediately before the change-in-control;

(iii)	a change in the location of the executive officer’s principal place of employment by more than 50 miles from the location where the executive officer was principally employed immediately before the change-in-control;

(iv)	a significant increase in the frequency or duration of the executive officer’s business travel; or

(v)	a material and adverse change in the authorities, powers, functions, or duties attached to the executive officer’s position from those authorities, powers, functions, and duties as they existed immediately before the change-in-control (but a change in the office or officer to whom the executive officer reports will not, in itself, be deemed to be a material adverse change in the executive officer’s authorities, powers, functions, or duties for these purposes).

The following tables reflect the potential value of severance, stock awards, pension benefits, deferred compensation plan account balances, in-process long-term incentive plan awards, health care continuation, outplacement benefits and gross-up of taxes levied on severance payments in each of the following scenarios: voluntary separation, death, long-term disability, retirement, termination by the Company without cause or by an executive officer for good reason, a change-in-control and termination following a change-in-control. The actual amounts that would be paid to the named executive officers under each scenario can only be determined at the actual time of termination.

In determining the amounts reflected in the following tables, we used the following general assumptions and principles:

•	each of the triggering events occurred on October 31, 2010 (including the change-in-control and the qualifying termination following a change-in-control);

•	no amounts for 2010 base salary or payouts under the Short-Term Incentive Plan and Fiscal Year 2008-2010 Long-Term Incentive Plan are included in the following tables because the amounts are already earned as of October 31, 2010 and are not enhanced by any of the triggering events;

•	amounts were calculated based on each named executive officer’s age, compensation and years of service as of October 31, 2010;

•	the value of our common shares on October 31, 2010 was $78.02 per share;

•	unvested stock options that are vested upon a change-in-control were valued at an amount per share equal to the difference between $78.02 and the grant price per share for each of the stock options;

•	no amounts were included for account balances in our qualified defined contribution 401(k) plan because this plan is available to all U.S.-based salaried employees who have worked the minimum amount of hours required to receive this benefit;

•	the amounts shown do not include benefits and payments that are generally available to all employees on a non-discriminatory basis;

•	the value of the Long-Term Incentive Plan payout was determined using an expected performance payout at target performance;

•	the total value of accelerated restricted and/or performance shares is based on shares outstanding as of October 31, 2010 as shown in the “Outstanding Equity Awards at Fiscal Year End 2010” table. Value is determined by multiplying the number of shares by the closing price of our common shares on October 31, 2010;

•	none of the named executive officers is qualified to receive a pension benefit as of October 31, 2010. The actuarial present value of the deferred vested benefit under our Salaried Employees Pension Plan for each named executive officer may be found in the “Pension Benefits for Fiscal Year 2010” table; and

•	calculation of post-termination payout of the Excess Defined Benefit Pension Plan assumes a lump sum payout. Other assumptions used in the calculation are noted in footnote 2 to the “Pension Benefits for Fiscal Year 2010” table. The payment in the event of a qualifying termination following a change-in-control reflects an additional two years of age and two years of service.

					Termination		Termination
					without	Change-in-	after a
	Voluntary		Long-Term		Cause or for	Control (no	Change-in-
	Separation	Death	Disability	Retirement	Good Reason	Termination)	Control

Michael F. Hilton
Severance (Cash)	—	—	—	—	2,565,000 (1)	—	2,565,000
Stock Options (Vested but not exercised)	—	—	—	—	—	—	—
Stock Options (Unvested)	—	—	—	—	—	575,547	—
Restricted Stock	—	—	—	—	—	266,906	—
Deferred Compensation	26,289	26,289	26,289	26,289	26,289	26,289	26,289
Long-Term Incentive Plan Awards:
FY2009-2011	—	—	—	—	—	—	—
FY2010-2012	317,723	317,723	317,723	317,723	317,723	953,170	953,170
Excess Defined Pension Benefit	82,031	82,031	82,031	82,031	82,031	82,031	330,374
Health Care Benefits	—	—	—	—	—	—	22,122
Professional Outplacement Services	—	—	—	—	—	—	50,000
Excise and Related Income Tax Gross Up	—	—	—	—	—	—	1,722,354
Total Payments or Benefits	426,043	426,043	426,043	426,043	2,991,043	1,903,943	5,669,310

(1)	Mr. Hilton has a severance provision in his employment agreement with us that provides for a cash payment equal to two times the sum of his base salary and short-term cash incentive in the event his employment is terminated by the Company without cause. For purposes of this arrangement, “cause” is defined as committing an act of fraud, embezzlement, theft or other similar criminal act constituting a felony and involving Company business. We are not required to gross-up any excise or income taxes assessed by the Internal Revenue Service on this payment.

					Termination		Termination
					without	Change-in-	after a
	Voluntary		Long-Term		Cause or for	Control (no	Change-in-
	Separation	Death	Disability	Retirement	Good Reason	Termination)	Control

Gregory A. Thaxton
Severance (Cash)	—	—	—	—	—	—	954,800
Stock Options (Vested but not exercised)	—	—	—	—	—	—	—
Stock Options (Unvested)	—	—	—	—	—	813,408	—
Restricted Stock	—	—	—	—	—	171,644	—
Deferred Compensation	164,582	164,582	164,582	164,582	164,582	164,582	164,582
Long-Term Incentive Plan Awards:
FY2009-2011	244,463	244,463	244,463	244,463	244,463	366,694	366,694
FY2010-2012	78,020	78,020	78,020	78,020	78,020	234,060	234,060
Excess Defined Pension Benefit	277,281	277,281	277,281	277,281	277,281	277,281	756,907
Health Care Benefits	—	—	—	—	—	—	15,512
Professional Outplacement Services	—	—	—	—	—	—	50,000
Excise and Related Income Tax Gross Up	—	—	—	—	—	1,127,183	1,398,218
Total Payments or Benefits	764,346	764,346	764,346	764,346	764,346	3,154,852	3,940,773

					Termination		Termination
					without	Change-in-	after a
	Voluntary		Long-Term		Cause or for	Control (no	Change-in-
	Separation	Death	Disability	Retirement	Good Reason	Termination)	Control

John J. Keane
Severance (Cash)	—	—	—	—	—	—	1,081,200
Stock Options (Vested but not exercised)	803,923	803,923	803,923	803,923	803,923	803,923	803,923
Stock Options (Unvested)	—	—	—	—	—	1,406,551	—
Restricted Stock	—	—	—	—	—	273,070	—
Deferred Compensation	1,000,570	1,000,570	1,000,570	1,000,570	1,000,570	1,000,570	1,000,570
Long-Term Incentive Plan Awards:
FY2009-2011	416,107	416,107	416,107	416,107	416,107	624,160	624,160
FY2010-2012	104,027	104,027	104,027	104,027	104,027	312,080	312,080
Excess Defined Pension Benefit	722,677	722,677	722,677	722,677	722,677	722,677	1,135,669
Health Care Benefits	—	—	—	—	—	—	15,512
Professional Outplacement Services	—	—	—	—	—	—	50,000
Excise and Related Income Tax Gross Up	—	—	—	—	—	2,515,683	2,450,321
Total Payments or Benefits	3,047,303	3,047,303	3,047,303	3,047,303	3,047,303	7,658,714	7,473,435

					Termination		Termination
					without	Change-in-	after a
	Voluntary		Long-Term		Cause or for	Control (no	Change-in-
	Separation	Death	Disability	Retirement	Good Reason	Termination)	Control

Peter G. Lambert
Severance (Cash)	—	—	—	—	—	—	857,600
Stock Options (Vested but not exercised)	709,174	709,174	709,174	709,174	709,174	709,174	709,174
Stock Options (Unvested)	—	—	—	—	—	718,855	—
Restricted Stock	—	—	—	—	—	156,040	—
Deferred Compensation	34,382	34,382	34,382	34,382	34,382	34,382	34,382
Long-Term Incentive Plan Awards:
FY2009-2011	208,053	208,053	208,053	208,053	208,053	312,080	312,080
FY2010-2012	61,116	61,116	61,116	61,116	61,116	183,347	183,347
Excess Defined Pension Benefit	275,678	275,678	275,678	275,678	275,678	275,678	699,666
Health Care Benefits	—	—	—	—	—	—	15,512
Professional Outplacement Services	—	—	—	—	—	—	50,000
Excise and Related Income Tax Gross Up	—	—	—	—	—	1,219,658	1,474,113
Total Payments or Benefits	1,288,403	1,288,403	1,288,403	1,288,403	1,288,403	3,609,214	4,335,874

					Termination		Termination
					without	Change-in-	after a
	Voluntary		Long-Term		Cause or for	Control (no	Change-in-
	Separation	Death	Disability	Retirement	Good Reason	Termination)	Control

Douglas C. Bloomfield
Severance (Cash)	—	—	—	—	—	—	737,800
Stock Options (Vested but not exercised)	572,569	572,569	572,569	572,569	572,569	572,569	572,569
Stock Options (Unvested)	—	—	—	—	—	707,105	—
Restricted Stock	—	—	—	—	—	140,436	—
Deferred Compensation	692,402	692,402	692,402	692,402	692,402	692,402	692,402
Long-Term Incentive Plan Awards:
FY2009-2011	208,053	208,053	208,053	208,053	208,053	312,080	312,080
FY2010-2012	54,614	54,614	54,614	54,614	54,614	163,842	163,842
Excess Defined Pension Benefit	354,565	354,565	354,565	354,565	354,565	354,565	893,418
Health Care Benefits	—	—	—	—	—	—	15,512
Professional Outplacement Services	—	—	—	—	—	—	50,000
Excise and Related Income Tax Gross Up	—	—	—	—	—	1,609,394	1,869,764
Total Payments or Benefits	1,882,203	1,882,203	1,882,203	1,882,203	1,882,203	4,552,393	5,307,387

APPENDIX A

AUDIT COMMITTEE REPORT

January 21, 2011

To: The Board of Directors of Nordson Corporation

Our Committee has reviewed and discussed the audited financial statements of the Company for the year ended October 31, 2010 (the “Audited Financial Statements”). In addition, we have discussed with Ernst & Young LLP (“E&Y”), the principal independent registered public accounting firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61, as amended, as adopted by Public Accounting Oversight Board in PCAOB Rule 3526.

The Committee also has received the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. We have discussed with E&Y its independence from management and the Company, including the compatibility of non-audit services with E&Y’s independence.

Based on the foregoing review and discussions and relying thereon, we have recommended to our Board of Directors the inclusion of the Audited Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2010.

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

This report has been furnished by the members of the Audit Committee:

Audit Committee

William P. Madar, Chairman
Randolph W. Carson
Dr. David W. Ignat
Michael J. Merriman, Jr.
Victor L. Richey, Jr.

YOUR VOTE IS IMPORTANT.
PLEASE VOTE YOUR PROXY
ACCORDING TO THE INSTRUCTIONS
ON THE PROXY CARD.

NORDSON CORPORATION
28601 CLEMENS ROAD
WESTLAKE, OH 44145-1119
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received no later than 11:59 P.M. Eastern Standard Time, the day before the cut-off date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M28178-P03011           KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORDSON CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote
FOR Proposals 1, 2 and 3:	☐	☐	☐

Proposal 1. Election of Directors

Nominees:

01) Joseph P. Keithley

02) Mary G. Puma

03) William L. Robinson

		For	Against	Abstain

Proposal 2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2011.		☐	☐	☐

Proposal 3. To approve, an advisory vote on executive compensation.		☐	☐	☐

The Board of Directors recommends you vote for 1 YEAR:	1 Year	2 Years	3 Years	Abstain

Proposal 4. To recommend, the frequency with which shareholders are provided an advisory vote on executive compenstion.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M28179-P03011
NORDSON CORPORATION
Annual Meeting of Shareholders
March 1, 2011 9:30 AM
This proxy is solicited by the Board of Directors
          The shareholder(s) hereby appoints David W. Ignat, William P. Madar and Michael J. Merriman, Jr., or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NORDSON CORPORATION that the shareholder(s) or Plan Participants is/are entitled to vote at the Annual Meeting of Shareholders at the Spitzer Conference Center at Lorain County Community College, 1005 North Abbe Road, Elyria, Ohio 44035.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
In order to ensure that your securities are voted as you wish, if you are a shareholder of record, the proxy must be voted by 11:59 P.M. Eastern Standard Time February 28, 2011.
IMPORTANT NOTICE TO PARTICIPANTS IN THE EMPLOYEES’ SAVINGS TRUST PLAN
          New York Life Trust Company, as Trustee of the Nordson Employees’ Savings Trust Plan, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.
          For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by the Nordson Employees’ Savings Trust Plan, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted in such matters. In order to ensure that your securities are voted as you wish, the proxy must be voted by 11:59 P. M. Eastern Standard Time February 24, 2011.
Continued and to be signed on reverse side